EXHIBIT 99.1
ITEM 1. BUSINESS
The Company
BRP Group, Inc. (“BRP Group,” the “Company,” “we,” “us” or “our”) is an independent insurance distribution firm delivering tailored insurance and risk management insights and solutions that give our Clients the peace of mind to pursue their purpose, passion and dreams. We support our Clients, Colleagues, Insurance Company Partners and communities through the deployment of vanguard resources, technology and capital to drive both organic and inorganic growth. When we consistently execute for these key stakeholders, we believe that the outcome is an increase in value for our fifth stakeholder, our shareholders. We are innovating the industry by taking a holistic and tailored approach to risk management, insurance and employee benefits. Our growth plan includes continuing to recruit, train and develop industry leading talent, continuing to add geographic representation, insurance product expertise and end-client industry expertise via our Partnership strategy, and continuing to build out our MGA of the Future platform, which delivers proprietary, technology-enabled insurance solutions to our internal Risk Advisors as well as to a growing channel of external distribution partners. We are a destination employer supported by an award-winning culture, powered by exceptional people and fueled by industry-leading growth and innovation.
We represent over 1.2 million Clients across the United States and internationally. Our more than 3,800 Colleagues include over 700 Risk Advisors, who are fiercely independent, relentlessly competitive and “insurance geeks.” We have approximately 125 offices in 23 states, all of which are equipped to provide diversified products and services to empower our Clients at every stage through our three Operating Groups.
In 2011, we adopted the “Azimuth” as our corporate constitution. Named after a historical navigation tool used to find “true north,” the Azimuth asserts our core values, business basics and stakeholder promises. The ideals encompassed by the Azimuth support our mission to deliver indispensable, tailored insurance and risk management insights and solutions to our Clients. We strive to be regarded as the preeminent insurance advisory firm fueled by relationships, powered by people and exemplified by client adoption and loyalty. This type of environment is upheld by the distinct vernacular we use to describe our services and culture. We are a firm, instead of an agency; we have Colleagues, instead of employees; and we have Risk Advisors, instead of producers/agents. We serve Clients instead of customers and we refer to our strategic acquisitions as Partnerships. We refer to insurance brokerages that we have acquired, or in the case of asset acquisitions, the producers, as Partners.
Industry
Our core products include commercial property and casualty insurance, employee benefits insurance, personal lines insurance, wealth management and retirement services, and Medicare. As a distributor of these products, we compete on the basis of reputation, client service, industry insights and know-how, product offerings, ability to tailor our services to the specific needs of a Client and, to a lesser extent, price of our services. In the United States, our industry is comprised of large, global participants, such as those described in the section titled “Competition” below. The remainder of our industry is highly fragmented and comprised of over 30,000 regional and community participants that vary significantly in size and scope.
In recent years, there has been notable merger and acquisition activity in the insurance brokerage space. Despite the recent consolidation in the insurance brokerage industry, the industry remains highly fragmented, and the number of independent agencies has remained roughly constant since 2006. The fragmented industry landscape presents us with the opportunity to continue acquiring high-quality Partners.
Commission revenues are generally based on a percentage of the premiums paid by insureds and normally follow premium levels. Insurance premiums are cyclical in nature and may vary widely based on market conditions. Various factors, including competition for market share among underwriting enterprises, increased underwriting capacity and improved economies of scale following consolidations, can result in flat or reduced property/casualty premium rates (a “soft” market). A soft market tends to put downward pressure on commission revenues. Various countervailing factors, such as greater than anticipated loss experience, unexpected loss exposure and capital shortages, can result in increasing property/casualty premium rates (a “hard” market). A hard market tends to favorably impact commission revenues. Hard and soft markets may be broad-based or more narrowly focused across individual product lines or geographic areas. As markets harden, buyers of insurance (such as our brokerage Clients), have historically tried to mitigate premium increases and the higher commissions these premiums generate, including by raising their deductibles and/or reducing the overall amount of insurance coverage they purchase. As the market softens, or costs decrease, these trends have historically reversed. During a hard market, buyers may switch to negotiated fee in lieu of commission arrangements to compensate us for placing their risks, or may consider the alternative insurance market, which includes self-insurance, captives, rent-a-captives, risk retention groups and capital market solutions to transfer risk.

Commercial Property and Casualty Industry
Commercial property and casualty brokers provide businesses with access to property, professional liability, workers’ compensation, management liability, commercial auto insurance products as well as risk-management services. In addition to negotiating competitive policy terms on behalf of clients, insurance brokers also serve as a distribution channel for insurers and often perform much of the administrative functions. Insurance brokers generate revenues through commissions, calculated as a percentage of total insurance premium, and through fees for management and consulting services. We have relationships with leading commercial writers, as well as regional insurers who have a presence in our target markets. We conduct commercial property and casualty business across our Operating Groups, which includes manufacturing our own proprietary products within our MGA of the Future platform. Current products include commercial umbrella and management liability, with several additional commercial lines products in our existing product pipeline.
Employee Benefits Industry
Employee benefit advisors provide businesses and their employees with access to individual and group medical, dental, life and disability coverage. In addition to functioning as distributors, employee benefits brokers also provide assistance with benefit plan design. Employee benefits brokers’ capabilities often enable middle-market businesses to fully outsource their employee benefits program design, management and administration without committing internal resources or investing substantial capital in systems. Employee benefit advisors generate revenues through commissions and fees for management and consulting services. In recent years, as a result of the Affordable Care Act (“ACA”), healthcare has become increasingly more complex, and the demand has grown for sophisticated employee benefits consultants. We expect this trend to continue and believe we remain well positioned as a result of our consistent investment in our employee benefits capabilities. We conduct employee benefits business within our Insurance Advisory Solutions and Mainstreet Insurance Solutions Operating Groups.
Personal Lines Industry
Personal lines brokers provide individual consumers with access to home, auto, umbrella and recreational insurance products. Similar to commercial lines agents, personal lines insurance agents generate revenues through commissions and fees for management and consulting services. In addition to negotiating competitive policy terms on behalf of clients, insurance brokers also serve as a distribution channel for insurers and often perform much of the administrative functions. We conduct personal lines business across our Operating Groups. We believe that embedded distribution will play a meaningful role in the future of personal lines—to that end, we have made deep investments in technology to enable our long-term vision of creating a one-stop, digital distribution platform for advisors, consumers and businesses alike. We believe our retail agency model, embedded technology, national distribution capabilities and ability to build proprietary products in our MGA of the Future platform uniquely position us to execute on this strategy.
Wealth Management and Retirement Services
Wealth management and retirement services is comprised of financial solutions for small and mid-sized businesses and certain individuals. Our specialties include risk management, employee benefits, and retirement plan consulting. We advise on corporate retirement plans and executive benefits focused on employee retention and engagement. We also provide comprehensive financial planning and wealth management services to high net worth individuals and families. Wealth management services can include investment advisory services, tax and financial planning, and other services.
Medicare Industry
In the U.S., Medicare provides health insurance to retirees, who by definition lack coverage via an employer sponsored healthcare program. U.S. citizens typically become eligible for Medicare upon turning 65 years old. The Medicare market is split between the Original Medicare Plan, a fee-for-service plan managed by the federal government which represents approximately two-thirds of the market, and Medicare Advantage, a rapidly growing private Medicare option representing approximately one-third of the market. Medicare advisors within our Mainstreet Insurance Solutions Operating Group assist in determining optimal coverage and healthcare/doctor access based on an individual’s healthcare needs and spending limitations.

Business Strategy
Relative to our industry peers, we believe our business strategy is uniquely focused on investing aggressively in the growth of our business, which we believe over time produces better and more sustainable results for all of our stakeholders, including our Clients, Colleagues, Insurance Company Partners, the communities in which we work, live and play, and our Shareholders. For our Clients, our growth affords us the ability to provide better advice and an expanded and more cost effective suite of insurance solutions. For our Colleagues, our growth provides expanded career and development opportunities. For our Insurance Company Partners, our growth facilitates expanded access to a more diversified universe of clients and more distributed pools of risk. For our Communities, our growth facilitates enhanced economic contribution, and the ability of our Colleagues to make charitable impacts. And for our Shareholders, while we believe our business will naturally accrete margin over time, we believe that more robust top-line growth, at the expense of near-term margin, generates more free cash flow over a relatively finite period of time.
We have taken, and will continue to take, a two-pronged approach to growing our business, which includes investing meaningfully into our existing businesses to drive organic growth, and to drive inorganic growth via our Partnership strategy.
Over time, our organic growth will be driven primarily by our ability to continue to add new Clients and win new business, our ability to offer and advise on a broader array of insurance solutions in an increasingly larger geographic footprint, and to capture an increasingly larger portion of the economics associated with the sale of insurance. To achieve this, we have invested heavily in our sales leadership infrastructure and recruitment of sales talent, technology talent and solutions to deliver better, faster and more efficient insurance insights and solutions to our Advisors and Clients, and in our MGA of the Future platform, which will continue to deliver proprietary and technology-enabled insurance solutions that provide our Advisors and select external distribution partners speed, ease of use, and certainty of execution, while also delivering BRP an enhanced share of the economics associated with the underlying insurance transaction. Factors contributing to our organic growth include net new business growth, fees, rate increases, retention, exposure unit growth, and contingent commissions. Contributions to organic revenue growth from recent Partnerships begins after BRP has owned the Partner firm for 12 months.
Our Partnership strategy has contributed meaningful inorganic growth to BRP. In 2023, we anticipate very little Partnership activity. Looking forward to 2024 and beyond, we will continue to identify attractive investment opportunities. As a result, while we anticipate that Partnerships will continue to contribute to our overall growth, we expect them to be more episodic in nature. Adding new Partners significantly aids our ability to bolster our geographic footprint, product expertise, and end-Client industry expertise, while adding incremental industry-leading talent to our organization. We are uniquely focused on the industry’s best and fastest growing independent firms, and we believe we offer a truly differentiated value proposition to prospective Partners relative to our more mature and/or private equity-backed peers, which includes retained business decision-making autonomy, leadership opportunities for new Partners and an environment focused on entrepreneurialism and the continued growth of our Partners’ businesses. We believe our recent success attracting high quality Partners has validated our differentiated value proposition—we have consummated Partnerships with 35 firms since the beginning of 2020, for a total of $538.7 million of Acquired Revenue, which includes eight “Top 100” firms since 2020, more than any other peer in our industry. It is important to note that we also have a highly systematic and regimented integration process for all new Partners, supported by our fully dedicated integration team, the Navigators, which balances ensuring proper operational, financial and accounting, and technology and cybersecurity controls with business decision making autonomy and impact on new Colleagues.
The financial impact of Partnerships may affect the comparability of our results from period to period. We completed three Partnerships for an aggregate purchase price of $413.8 million during 2022, which added $4.4 million of premiums, commissions and fees receivable, $223.7 million of intangible assets and $187.8 million of goodwill to the consolidated balance sheet.
We continue to make the investments designed to better service our Clients and establish a competitive advantage in the industry. Ongoing investments to date include, but are not limited to, continued buildout of our MGA of the Future platform, continued buildout of our tech-enabled homeowners efforts (both in the MGA of the Future and in our Mainstreet Insurance Solutions business), numerous enterprise-wide technology initiatives, pursuing potential alternative capacity, and continued hiring of Risk Advisors and sales leadership infrastructure in our Insurance Advisory Solutions and Mainstreet Insurance Solutions Operating Groups.

Operating Groups
We completed a strategic review of our organizational structure in January 2023 and determined that the chief operating decision maker, our chief executive officer, would change the way he manages and operates our MainStreet and Medicare businesses. Effective in the first quarter of 2023, our chief executive officer reviews the Medicare and Mainstreet businesses on a combined basis as one operating segment, also determined to be an Operating Group, Mainstreet Insurance Solutions, which is used by our chief executive officer to make decisions about the resources to be allocated to the Operating Group and to assess its performance. In addition, the Middle Market and Specialty Operating Groups were rebranded as Insurance Advisory Solutions and Underwriting, Capacity & Technology Solutions, respectively, effective in the first quarter of 2023.
Effective in the first quarter of 2023, our business is divided into three Operating Groups: Insurance Advisory Solutions, Underwriting, Capacity & Technology Solutions and Mainstreet Insurance Solutions.
We earn commissions and fees by facilitating the arrangement between Insurance Company Partners and individuals or businesses for the Insurance Company Partners to provide insurance to the Client. Our commissions and fees are usually a percentage of the premium paid by the Client and generally depends on the type of insurance, the particular Insurance Company Partner and the nature of the services provided. Under certain arrangements with Clients, we earn pre-negotiated service fees in lieu of commissions. Additionally, we may also receive from Insurance Company Partners a profit-sharing commission, or straight override, which represents a form of variable consideration associated with the placement of coverage that is based primarily on underwriting results, but may also contain considerations for volume, growth or retention. We also generate commissions and fees in the form of marketing income, which is earned through co-branded Medicare marketing campaigns with our Insurance Company Partners.
The Insurance Advisory Solutions Operating Group provides expertly-designed commercial risk management, employee benefits solutions and private risk management for mid-to-large-size businesses and high net worth individuals, as well as their families. We are privileged to have partnered with some of the best independent agencies in the country, each of which has brought strategic capabilities and expertise. We have been intentional in recognizing and elevating this talent across the organization to build out world class industry-focused practice groups and product centers of excellence that can be leveraged by the firm as a whole.
The Underwriting, Capacity & Technology Solutions (“UCTS”) Operating Group consists of two distinct businesses—our specialty wholesale broker businesses, which deliver specialty insurers, professionals, individuals and niche industry businesses expanded access to exclusive specialty markets, capabilities and programs requiring complex underwriting and placement, and our MGA of the Future platform (representing approximately 87% of UCTS' revenue during 2022), in which we manufacture proprietary, technology-enabled insurance products that are then distributed (in many instances via technology and/or application programming interface (“API”) integrations) internally via our Risk Advisors across our other Operating Groups and externally via select distribution partners, with a focus on sheltered channels where our products deliver speed, ease of use and certainty of execution, an example of which is our national embedded renters insurance product sold at point of lease via integrations with property management software providers. As a prominent growth driver for BRP, we have invested heavily in the expansion of our MGA of the Future product suite, which is now comprised of more than 12 products across both commercial and personal lines.
The Mainstreet Insurance Solutions Operating Group offers personal insurance, commercial insurance, and life and health solutions to individuals and businesses in their communities, with a focus on accessing clients via sheltered distribution channels, which include, but are not limited to, new home builders, realtors, mortgage originators/lenders, master planned communities, and various other community centers of influence. We have invested deeply in talent, technology and capabilities across our Mainstreet Insurance Solutions Operating Group, which includes our acquisition of Westwood, a national expansion of our distribution footprint, and enhanced digital capabilities focused on meaningfully improving the advisor and client experience. The Mainstreet Insurance Solutions Operating Group also offers consultation for government assistance programs and solutions, including traditional Medicare, Medicare Advantage and Affordable Care Act, to seniors and eligible individuals, through a network of primarily independent contractor agents.

Competition
The business of providing insurance products and services is highly competitive. We compete for Clients on the basis of reputation, client service, program and product offerings, and our ability to tailor products and services to meet the specific needs of a Client. We actively compete with numerous integrated financial services organizations as well as insurance companies and brokers, producer groups, individual insurance agents, investment management firms, independent financial planners and broker-dealers, including large, global participants, such as Aon plc, Marsh & McLennan Companies, Inc. and Willis Towers Watson plc and mid-sized participants, such as Arthur J. Gallagher & Co., AssuredPartners, Inc., Brown & Brown Inc., Hub International Limited and USI, Inc. In various parts of our business (mainly in our MGA of the Future and Mainstreet Insurance Solutions businesses), we compete with smaller “Insurtech” participants such as Lemonade, Inc., Goosehead Insurance, Inc. and Hippo Holdings, Inc.
Clients
Our Clients are highly diversified and include individuals, professionals, businesses, including those in niche industries, and specialty insurers. No material part of our business depends upon a single Client or on a few Clients. The loss of any one Client would not have a material adverse effect on our operations. In 2022, our largest single Client represented less than 1% of our total revenues.
Human Capital
BRP is an independent Colleague-centric insurance advisory firm fueled by relationships, powered by people, and exemplified by our Colleagues’ ability to deliver tailored insurance and risk management insights and solutions to our Clients. Our success continues to be driven by our greatest asset, our talented team of Colleagues, each of which plays a crucial role in helping us achieve our firm goals. We attract Colleagues who share our passion for nurturing relationships and focusing on service, and who are inspired by the core values outlined in our cultural guide, The Azimuth.
Powered by People
As of December 31, 2022, BRP had more than 3,800 Colleagues, the vast majority of whom are full-time. There were 3,802 full-time Colleagues (98% of total Colleague population) and 86 part-time Colleagues. The firm also partners with over 4,400 independent contracted agents, primarily supporting our Medicare business.
BRP is a place for Colleagues to build a career, not just have a job, and we believe every Colleague should feel a sense of ownership in the firm. To promote that connection, we grant all newly-hired BRP Colleagues shares of BRP Group common stock.
We highly value the powerful and innovative results that come from seeking and weighing a broad range of perspectives and we strive to hire and promote talent that brings wide ranging diversity of thought, background, and experience.
•Approximately 62% of our executive leadership team joined BRP from other industries, bringing unique background and thoughtful insight on our continued best path to success.
•As of December 31, 2022, women comprise 59% of our Colleague population and 48% of our leadership positions are held by women.
•We benefit from a wide age range and experience level within the firm. We have a robust mix of entry-level and post-college Colleagues. This balanced representation fosters our talent strategy of providing great mentoring and learning opportunities for our developing Colleagues.
•Our talent acquisition team continues to proactively source and contact underrepresented candidates as part of our recruiting process for open roles.
In the midst of a challenging labor market due in part to the impact of COVID-19 and the so-called “great resignation,” we did not institute any layoffs or furloughs or make any reductions to pay or benefits to Colleagues during 2022. To the contrary, our BRP workforce continued to grow during 2022 as evidenced by more than 1,500 organic new hires and adding over 200 new Colleagues via Partnerships. We have also continued to maintain a relatively high annual retention rate, which was in excess of 80% for 2022. Our commitment to rewarding our Colleagues is evidenced by merit increases and bonuses we have continued to pay each year.
BRP continues to make additional investments in ensuring we remain competitive in attracting top talent and all Colleagues are paid at least $15.00 per hour. We’re proud to be an employer leading by example when it comes to living wages.

Culture and Belonging
Part of being better together means we operate with transparency and strive to make it easy for others to know us and trust us by striving to always do the right thing in an open and authentic way. We actively seek out our Colleagues’ input through our formal and anonymous PULSE survey, asking for feedback on a variety of topics including career path opportunities, trust in team and leadership, and feeling valued. The results of this annual pulse check are always shared with Colleagues and leadership so thoughtful and meaningful improvements can be made to enhance engagement.
Another way we aim to create a sense of belonging for our Colleagues is by striving to be a destination employer. We are continuously recognized for our people-first approach, our commitment to a culture of continuous learning, and for providing a place where our Colleagues learn, grow, and thrive.
•BRP continued to be Great Place to Work-Certified™ and was ranked as a Fortune Best Workplaces in Financial Services and Insurance™ in 2022.
•We were also recognized by Top Workplaces USA as a 2022 nationally recognized employer for making the world a better place to work by prioritizing a people-centered culture and giving employees a voice.
We have a variety of ways we promote our culture, support our communities, and take care of each other within the BRP family.
•We sponsor a “Colleagues In Action” program that supports charities, events, and causes that are important and meaningful to our Colleagues.
•We promote our Colleagues actively participating in community outreach by providing three days of Community Service PTO.
•AHT Insurance's International Aid and Development Practice is enabling International Development Organizations and Non-Governmental Organizations to operate safely and securely, to help the most vulnerable communities in some of the highest risk communities in the world.
•To help any qualifying Colleague experiencing extraordinary hardship, we set up the BRP True North Colleague Fund (operated by America’s Charities, a 501(c)(3) non-profit), to which Colleagues can also contribute by making a donation. BRP has pledged up to $250,000 to the fund and is honored to provide an additional dollar-for-dollar match for Colleague contributions up to another $250,000.
•We believe in having fun at work and celebrating our successes by promoting peer recognition at all levels of the firm through our “Give a Wow” compliment program.
•In 2022, our Colleagues were given the “gift of giving” wherein BRP made donations to six separate organizations on behalf of over 1,300 participants.
Nurture and Grow Talent
We care about our Colleagues and their families from a holistic perspective and genuinely believe that taking great care of our Colleagues allows them to live their best life. We offer comprehensive benefits such as health care and retirement savings through an employer-match 401(k) plan, along with a variety of other personalized benefits valued by our Colleagues, such as:
•Summertime Friday half-days;
•Employee assistance program services, including mental health;
•Telemedicine benefits at no cost for Colleagues and their direct family members;
•Expert referral services in legal and financial assistance;
•Company sponsored BRP Vitality Wellness Program, including a partnership with Peerfit to provide customizable fitness benefits for Colleagues;
•Health Savings Account with $600+ employer contribution;
•Adoption assistance program;
•Paid leave for new parents; and
•Paid sick days and expanded holidays for 2022, including Juneteenth.

To support the ongoing growth and development of our Colleagues, we provide education and training on a variety of topics, including technical, professional, and business development, leadership development, client service experience, regulatory and compliance topics.
•During 2022, we began development of the Azimuth Institute, which encompasses all things learning and development with BRP culture at the core of the training. We anticipate this being a three-to-five-year project in which all client facing roles will have fully-developed training programs that address job skills, system training, insurance acumen, soft skills and leadership training for leaders.
•In partnership with The Institutes, we launched the Professional Risk Consultant (“PRC”) designation course in February 2023. We anticipate putting approximately 100 BRP Colleagues through this course in fiscal year 2023.
•In February 2023, we launched our inaugural The Azimuth Institute’s North Star Program, which provides an innovative learning journey designed for newly hired, high-potential young professionals to equip them with the skills, knowledge, and behaviors needed to ensure continued success in their careers. The first cohort will consist of a four-month comprehensive training program that takes commercial analysts through the core elements of policy coverage and the workflows necessary to process those in our agency management system. This training will be followed by six months of insurance acumen in the PRC designation program mentioned above. Following completion of the program, participants will have a deeper understanding of the what, the how, and the why behind the core skills and behaviors needed to thrive in their new roles.
•We offer a catalog of more than 650 training courses, all designed to support individual growth and development. Examples of topics include Emotional Intelligence, Managing Conflict, and Feedback Essentials. In addition to the homegrown content mentioned above, we have contracted with LinkedIn Learning to access more than 9,000 soft skill courses across a broad array of topics that open up a whole new world of learning for our Colleagues.
•In July 2022, we conducted our annual BRP Leadership Retreat by hosting a three-day training event where over 200 leaders (director level and above) participated in interactive leadership development sessions.
•For new and developing Risk Advisors, we offer a 10-week intensive training course, SCORE, which is a combination of online, instructor-led and real-life application training aimed at developing their skills so they can be their best in providing exceptional service to our Clients.
•We also support the continuing education and certification needs of our Colleagues by providing access to a variety of technical training courses. Examples of content include Cyber Risk Fundamentals, Professional Liability and Commercial Property.
We also promote Colleague growth and development through an ongoing performance feedback model, including 90-day check-ins for new Colleagues, and a formal annual year-end review process for all Colleagues. Our performance feedback processes enable every Colleague to have clear alignment with how we execute on our goals, maximize their performance potential, and also drive their own development and growth through individual development plans.
Cultivating an Ethical Environment for our Colleagues and Clients
We take very seriously our responsibility to operate with the highest level of integrity and foster an ethical environment for both our Colleagues and Clients. We have established numerous policies and procedures outlining our intention to live our values and do business in a responsible and ethical manner, including providing avenues for asking questions or reporting concerns about non-compliance. Many of these can be found publicly on our company website at baldwinriskpartners.com. Documented policies and procedures include, but are not limited to:
•The Azimuth (our cultural and corporate constitution, available on our Company website);
•Code of Business Conduct and Ethics (available in the “Governance” section of our Investor Relations website);
•Whistleblower Policy, which governs reporting of concern related to accounting, auditing and ethical violations (available in the “Governance” section of our Investor Relations website);
•Statement of Policy Concerning Trading in Company Securities, which prohibits Colleagues from trading BRP Group securities while in possession of Material Non-Public Information (available in the “Governance” section of our Investor Relations website);
•Privacy Policy, which governs how we handle personal client information in a responsible manner (available at the bottom of our Company homepage);
•Transparency & Disclosure Statement, which sets forth our commitment to fair dealings with our Clients (available at the bottom of our Company homepage); and

•Anti-Corruption and Foreign Corrupt Practices Act (“FCPA”) Policy, which defines our commitment to adhere to the FCPA and avoid corrupt business practices.
Seasonality
The insurance brokerage market is seasonal and our results of operations are somewhat affected by seasonal trends. Our Adjusted EBITDA and Adjusted EBITDA Margins are typically highest in the first quarter and lowest in the fourth quarter. This variation is primarily due to fluctuations in our revenues, while overhead remains consistent throughout the year. Our revenues are generally highest in the first quarter due to a higher degree of first quarter policy commencements and renewals in certain Insurance Advisory Solutions and Mainstreet Insurance Solutions lines of business such as employee benefits, commercial and Medicare. In addition, a higher proportion of our first quarter revenue is derived from our highest margin businesses.
Partnerships can significantly impact Adjusted EBITDA and Adjusted EBITDA Margins in a given year and may increase the amount of seasonality within the business, especially results attributable to Partnerships that have not been fully integrated into our business or owned by us for a full year.
Regulation
Our activities in connection with insurance brokerage services are subject to regulation and supervision by state regulatory authorities. State insurance laws are often complex and generally grant broad discretion to supervisory authorities in adopting regulations and supervising regulated activities, which generally includes the licensing of insurance brokers and agents, intermediaries and third-party administrators. Our continuing ability to provide insurance brokerage in the states in which we currently operate is dependent upon our compliance with the rules and regulations promulgated by the regulatory authorities in each of these states.
The health insurance industry is heavily regulated by the ACA, Centers for Medicare & Medicaid Services (“CMS”) and state jurisdictions. Each jurisdiction has its own rules and regulations relating to the offer and sale of health insurance plans, typically administered by a department of insurance, department of financial services, or similar regulatory authority. We are required to maintain valid life or health agency or agent licenses in each jurisdiction in which we transact health insurance business.
Regulations and guidelines issued by CMS place a number of requirements on health insurance carriers and agents and brokers in connection with the marketing and sale of Medicare Advantage and Medicare Part D prescription drug plans. We are subject to similar requirements of state insurance departments with respect to our marketing and sale of Medicare Supplement plans. CMS and state insurance department regulations and guidelines include a number of prohibitions regarding the ability to contact Medicare-eligible individuals and place many restrictions on the marketing of Medicare-related plans. In addition, the laws and regulations applicable to the marketing and sale of Medicare-related plans are ambiguous, complex and, particularly with respect to regulations and guidance issued by CMS for Medicare Advantage and Medicare Part D prescription drug plans, change frequently.
We are subject to federal law and the laws of many states that require financial institutions to protect the security and confidentiality of certain sensitive Client information, notify customers about their policies and practices relating to collection, disclosure and security of certain sensitive Client information. The Health Insurance Portability and Accountability Act (“HIPAA”) and regulations adopted pursuant to HIPAA require us to maintain the privacy of protected health information that we collect on behalf of Insurance Company Partners and employer-sponsored health plans, implement measures to safeguard such information and provide notification in the event of certain breaches in the privacy or confidentiality of such information. The use and disclosure of certain data that we collect from consumers is also regulated by the Gramm-Leach-Bliley Act (“GLBA”) and state statutes implementing GLBA, which generally require brokers to provide Clients with notice regarding how their non-public personal health and financial information is used and the opportunity to “opt out” of certain disclosures before sharing such information with a third party, and which generally require safeguards for the protection of personal information.
In addition, our portfolio of companies includes several registered investment advisors (“RIAs”), each of which are federally registered with the SEC. Our portfolio will also include a limited purpose broker dealer (“LPBD”), once registered with the SEC, and the Financial Industry Regulatory Authority (“FINRA”). These areas of our financial services business are also subject to rules formulated by the SEC under both the Investment Advisers Act of 1940 (the “40 Act”) and the Exchange Act, as well as by state securities regulators under applicable state law. Through a combination of the SEC, FINRA, the 40 Act and the Exchange Act, our RIAs and the LPBD are heavily regulated in the areas of duties to clients, disclosures, communications, contracting, fee sharing, oversight and audit.

As a publicly-traded company, we are required to file certain reports, and are subject to various marketing restrictions, among other requirements, in connection with the Exchange Act and SEC regulations.
Climate Change Risk Management
As an insurance distribution firm, our operations do not have a large environmental footprint or significant direct greenhouse gas emissions. However, we recognize the significant challenges that climate change presents, and we are committed to good stewardship of the environment and our resources while managing the impact on our business.
Through our strategic planning process and risk management framework, we identify and track a number of ways in which our industry, our Clients, and our operations are being impacted by climate change issues today, or could be impacted by climate change issues in the medium-to-long-term. We take a number of actions to address relevant opportunities and risks.
•Evolving Client Solutions: Climate-related issues can have an impact on our Clients in a number of ways, including offer relevant risk management guidance.
•Promoting Client Safety: As a commitment to our Clients’ safety and well-being, we provide resources and information to help prepare for and protect against severe weather events.
•Ensuring Operational Continuity: We recognize that workplace emergencies might result from extreme weather events, exacerbated by the impacts of climate change, including hurricanes, floods, tornados, and other natural or environmental disasters. In order to manage workplace emergencies, we have developed and implemented a company-wide Emergency Preparedness Plan, which describes the process by which we respond when a major event threatens to harm our organization, our stakeholders, or the general public. Critical elements of the Plan include assigned responsibilities, relevant operating procedures, crisis communication guidelines, and evacuation and recovery procedures.
Our Corporate Structure
BRP Group is a holding company and its sole material asset is a controlling ownership and profits interest in BRP. BRP Group has engaged to date only in activities relating to BRP. All of our business is conducted through BRP and its consolidated subsidiaries and affiliates, and the financial results of BRP and its consolidated subsidiaries are included in the consolidated financial statements of BRP Group.
BRP is currently taxed as a partnership for federal income tax purposes and, as a result, its members, including BRP Group, pay taxes with respect to their allocable shares of its net taxable income. We expect that redemptions and exchanges of LLC Units will result in increases in the tax basis in our share of the tangible and intangible assets of BRP that otherwise would not have been available. These increases in tax basis may reduce the amount of tax that we would otherwise be required to pay in the future. The Tax Receivable Agreement requires BRP Group to pay 85% of the amount of such cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize to BRP’s LLC Members that redeem and exchange LLC Units. Furthermore, payments under the Tax Receivable Agreement will give rise to additional tax benefits and therefore additional payments under the Tax Receivable Agreement itself.
Available Information
We make available free of charge our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after those reports are electronically filed with, or furnished to, the SEC. To access these filings, go to our investor relations website at ir.baldwinriskpartners.com, click on “Financials” and then click on “SEC Filings.” We also make available other reports filed with or furnished to the SEC under the Exchange Act, including our proxy statements and reports filed by officers and directors under Section 16(a) of the Exchange Act, as well as our Code of Business Conduct and Ethics, our Insider Trading and Whistleblower Policies, and charters for our Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Executive Committee. To access these filings, go to our investor relations website, click on “Governance” and then click on “Governance Overview.” In addition, our website may include disclosure relating to certain non-GAAP financial measures that we may make public orally, telephonically, by webcast, by broadcast or by similar means from time to time. The SEC also maintains an internet site that contains reports, proxy and information statements, and other information filed electronically by us with the SEC which are available at www.sec.gov.
We may use our website as a channel of distribution of material company information. Financial and other material information regarding the Company is routinely posted on and accessible on our website. Any information on our or the SEC's website or obtained through any such website is not part of this Annual Report on Form 10-K.

Our Investor Relations Department can be contacted at ir@baldwinriskpartners.com by clicking on “Resources” and then “Contact IR,” or by telephone at (813) 259-8032.
ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the related notes and other financial information included elsewhere in this Annual Report on Form 10-K. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including those set forth in Item 1A. Risk Factors and included elsewhere in this Annual Report on Form 10-K.
EXECUTIVE SUMMARY OF 2022 FINANCIAL RESULTS
We are a rapidly growing independent insurance distribution firm delivering solutions that give our Clients the peace of mind to pursue their purpose, passion and dreams. The following is a summary of our 2022 financial results:
Revenues for the year ended December 31, 2022 were $980.7 million, an increase of $413.4 million, or 73%, year over year. This increase was related to amounts attributable to Partners acquired during 2021 and 2022 prior to their having reached the twelve-month owned mark (such amounts, the “Partnership Contribution”) and organic growth. The Partnership Contribution accounted for $280.7 million of the increase to revenues and organic growth accounted for $132.6 million.
Operating expenses for the year ended December 31, 2022 were $1.0 billion, an increase of $412.9 million, or 69%, year over year. The increase in operating expenses was primarily attributable to commissions, employee compensation and benefits, which grew in conjunction with our revenues and due to hiring to support our growth. We also had increases in other operating expenses, related to our continued investments in new product development and ongoing Partnership integration, and amortization costs, related to our Partnerships.
Interest expense, net, for the year ended December 31, 2022 was $71.1 million, an increase of $44.2 million, or 164%, year over year. Interest expense, net, increased as a result of the higher interest rate environment during 2022 in addition to higher average borrowings outstanding under the JPM Credit Agreement.
Other income, net, for the year ended December 31, 2022 was $26.1 million, an increase of $25.7 million year over year. Other income, net, increased as a result of a gain on interest rate caps recorded in connection with rising interest rates and market estimates for future rate increases.
Net loss for the year ended December 31, 2022 was $76.7 million, an increase of $18.6 million as compared to net loss of $58.1 million in the same period of 2021.
Adjusted EBITDA for the year ended December 31, 2022 was $196.5 million, an increase of $83.6 million year over year. Adjusted EBITDA Margin was 20% for each of 2022 and 2021.
Organic Revenue for the year ended December 31, 2022 was $700.1 million as compared to $295.0 million for the same period of 2021. Organic Revenue Growth was $132.6 million, or 23%, for 2022 and $54.0 million, or 22%, for 2021. Refer to the Non-GAAP Financial Measures section below for reconciliations of Adjusted EBITDA, Adjusted EBITDA Margin, Organic Revenue and Organic Revenue Growth to the most directly comparable GAAP financial measures.
PARTNERSHIPS
During 2022, we completed three Partnerships for an aggregate purchase price of $413.8 million. We amended our JPM Credit Agreement to upsize the aggregate principal amount of the Revolving Facility thereunder from $475.0 million to $600.0 million to assist with funding our 2022 Partnerships. Partnerships completed during 2022 added $4.4 million of premiums, commissions and fees receivable, $223.7 million of intangible assets and $187.8 million of goodwill to the consolidated balance sheet. During 2021, we completed 16 Partnerships for an aggregate purchase price of $1.1 billion. We completed a follow-on public offering for aggregate net proceeds of approximately $269.4 million and borrowed an additional $450.0 million under the Term Loan B to assist with funding our 2021 Partnerships.
Refer to Note 3 to BRP Group’s consolidated financial statements included in Item 8. Financial Statements and Supplementary Data of this Annual Report on Form 10-K for additional information on the Partnerships that we have completed during 2022.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021
For a discussion of our 2020 financial results and a comparison of financial results for the years ended December 31, 2021 to 2020, refer to Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K filed with the SEC on March 1, 2022.
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements as of December 31, 2022 and 2021 and for the years ended December 31, 2022, 2021 and 2020 and the related notes and other financial information included elsewhere in this Annual Report on Form 10-K.
In addition to historical financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those discussed under Item 1A. Risk Factors.
The following is a discussion of our consolidated results of operations for each of the years ended December 31, 2022 and 2021.

	For the Years Ended December 31,		Variance
(in thousands, except percentages)	2022	2021	Amount	%
Revenues:
Commissions and fees	$980,720	$567,290	$413,430	73%

Operating expenses:
Commissions, employee compensation and benefits	719,445	400,050	319,395	80%
Other operating expenses	173,708	102,162	71,546	70%
Amortization expense	81,738	48,720	33,018	68%
Change in fair value of contingent consideration	32,307	45,196	(12,889)	(29)%
Depreciation expense	4,620	2,788	1,832	66%
Total operating expenses	1,011,818	598,916	412,902	69%

Operating loss	(31,098)	(31,626)	528	(2)%

Other income (expense):
Interest expense, net	(71,072)	(26,899)	(44,173)	164%
Other income, net	26,137	424	25,713	n/m
Total other expense	(44,935)	(26,475)	(18,460)

Loss before income taxes	(76,033)	(58,101)	(17,932)	31%
Income tax expense	715	19	696	n/m
Net loss	(76,748)	(58,120)	(18,628)	32%
Less: net loss attributable to noncontrolling interests	(34,976)	(27,474)	(7,502)
Net loss attributable to BRP Group	$(41,772)	$(30,646)	$(11,126)
__________
n/m    not meaningful
Seasonality
The insurance brokerage market is seasonal and our results of operations are somewhat affected by seasonal trends. Our Adjusted EBITDA and Adjusted EBITDA Margins are typically highest in the first quarter and lowest in the fourth quarter. This variation is primarily due to fluctuations in our revenues, while overhead remains consistent throughout the year. Our revenues are generally highest in the first quarter due to a higher degree of first quarter policy commencements and renewals in certain Insurance Advisory Solutions and Mainstreet Insurance Solutions lines of business such as employee benefits, commercial and Medicare. In addition, a higher proportion of our first quarter revenue is derived from our highest margin businesses.

Partnerships can significantly impact Adjusted EBITDA and Adjusted EBITDA Margins in a given year and may increase the amount of seasonality within the business, especially results attributable to Partnerships that have not been fully integrated into our business or owned by us for a full year.
Commissions and Fees
We earn commissions and fees by facilitating the arrangement between Insurance Company Partners and individuals or businesses for the carrier to provide insurance to the insured party. Our commissions and fees are usually a percentage of the premium paid by the insured and generally depends on the type of insurance, the particular Insurance Company Partner and the nature of the services provided. Under certain arrangements with Clients, we earn pre-negotiated service fees in lieu of commissions. Additionally, we earn policy fees for acting in the capacity of an MGA and fulfilling certain administrative functions on behalf of Insurance Company Partners. We may also receive profit-sharing commissions, or straight overrides, which represent forms of variable consideration from Insurance Company Partners associated with the placement of coverage based primarily on underwriting results, but may also contain considerations for volume, growth or retention.
Commissions and fees increased by $413.4 million year over year. The increase relates to the Partnership Contribution of $280.7 million and organic growth of $132.6 million.
Major Sources of Commissions and Fees
The following table sets forth our commissions and fees by major source by amount for the years ended December 31, 2022 and 2021:

	For the Years Ended December 31,		Variance
(in thousands, except percentages)	2022	2021	Amount	%
Commission revenue	$786,794	$472,495	$314,299	67%
Profit-sharing revenue	66,091	37,392	28,699	77%
Consulting and service fee revenue	61,244	30,182	31,062	103%
Policy fee and installment fee revenue	55,362	19,903	35,459	178%
Other income	11,229	7,318	3,911	53%
Total commissions and fees	$980,720	$567,290	$413,430
Commission revenue primarily represents commission revenue earned by providing insurance placement services to Clients. Commission revenue increased by $314.3 million year over year as a result of the Partnership Contribution of $237.2 million and organic growth of $77.1 million.
Profit-sharing revenue represents bonus-type revenue that is earned by us as a sales incentive provided by certain Insurance Company Partners. Profit-sharing revenue increased by $28.7 million year over year as a result of Partnership Contribution of $17.8 million and organic growth of $10.9 million.
Consulting and service fee revenue represents fees received in lieu of a commission and specialty insurance consulting revenue. Consulting and service fee revenue increased $31.1 million year over year as a result of the Partnership Contribution of $21.8 million and organic growth of $9.2 million.
Policy fee and installment fee revenue represents revenue earned by our UCTS Operating Group for acting in the capacity of an MGA and providing payment processing and services and other administrative functions on behalf of Insurance Company Partners. Policy fee and installment fee revenue increased $35.5 million year over year primarily due to organic growth.
Other income consists of other fee income and premium financing income generated across all Operating Groups as well as marketing income that is based on agreed-upon cost reimbursement for fulfilling specific targeted Medicare marketing campaigns. Other income increased $3.9 million year over year primarily due to the Partnership Contribution.

Commissions, Employee Compensation and Benefits
Commissions, employee compensation and benefits is our largest expense. It consists of (a) base compensation comprising salary, bonuses and benefits paid and payable to Colleagues, commissions paid to Colleagues and outside commissions paid to others; and (b) equity-based compensation associated with the grants of restricted and unrestricted stock awards to senior management, Colleagues, Risk Advisors and directors. We expect to continue to experience a general rise in commissions, employee compensation and benefits expense commensurate with expected growth in our revenue and headcount. We operate in competitive markets for human capital and need to maintain competitive compensation levels as we expand geographically and create new products and services. Our Colleague-related costs have risen as a result of the increasingly competitive market and the inflationary environment. In addition, our compensation arrangements with our Colleagues contain significant bonus or commission components driven by the results of our operations. Therefore, as we grow commissions and fees, we expect compensation costs to rise.
Commissions, employee compensation and benefits expenses increased by $319.4 million year over year. The Partnership Contribution accounted for $154.1 million of the increase to commissions, employee compensation and benefits. Share-based compensation expense increased $28.2 million as a result of equity grants awarded to all newly hired Colleagues, including those who joined us through Partnerships, and grants to reward Colleagues, including members of senior management (which also includes executive leaders, who will each be paid their entire annual bonuses for the year ended December 31, 2022 in the form of fully-vested shares of Class A common stock in April of 2023). The remaining increase in commissions, employee compensation and benefits expense can be attributed to higher commissions expense relating to our organic growth, higher compensation and benefits related to hiring to support our growth, and the inflationary environment, which has resulted in significant increases in the cost of human capital.
Other Operating Expenses
Other operating expenses include travel, accounting, legal and other professional fees, placement fees, rent, office expenses and other costs associated with our operations. Our occupancy-related costs and professional services expenses, in particular, generally increase or decrease in relative proportion to the number of our Colleagues and the overall size and scale of our business operations.
Other operating expenses increased by $71.5 million year over year related to increases in dues and subscriptions of $22.4 million from integration costs and investment in technology to support our growth, travel and entertainment of $12.6 million relating to integration of our 2021 Partnerships and our leadership and advisor conference, advertising and marketing of $9.5 million, rent expense of $8.5 million relating to expansion of our operating locations, Colleague education and welfare of $5.0 million relating to investments in our Colleagues, licenses and taxes of $4.2 million, repair and maintenance of $3.2 million, and recruiting expense of $2.2 million relating to the increased cost of human capital.
Amortization Expense
Amortization expense increased by $33.0 million year over year driven by amortization of intangible assets recorded in connection with Partnerships during 2021 and 2022.
Change in Fair Value of Contingent Consideration
Change in fair value of contingent consideration was a $32.3 million loss for the year ended December 31, 2022 as compared to a $45.2 million loss for the same period of 2021. The fair value loss related to contingent consideration for 2022 was impacted by changes in growth trends of certain partners, offset in part by high market volatility and rising interest rates, which resulted in an overall higher contingent earnout liability value.
Interest Expense, Net
Interest expense, net, increased by $44.2 million year over year resulting from the high interest rate environment in addition to higher average borrowings outstanding under our JPM Credit Agreement. We expect interest expense to continue to increase during 2023 as a result of recent unprecedented interest rate hikes from the Federal Reserve, which directly affect our variable rate debt.
Refer to Item 7A. Qualitative and Quantitative Disclosures About Market Risk for further discussion of the impact of rising interest rates on our results of operations, financial condition and cash flows.

Other Income, Net
Other income, net, increased by $25.7 million year over year, primarily as a result of a current year gain on interest rate caps of $26.2 million recorded in connection with rising interest rates and market estimates for future rate increases. The current year gain on interest rate caps includes $13.5 million realized in connection with the sale of three interest rate caps and $2.2 million realized from cash settlements.
FINANCIAL CONDITION—COMPARISON OF CONSOLIDATED FINANCIAL CONDITION AT DECEMBER 31, 2022 TO DECEMBER 31, 2021.
Our total assets and total liabilities increased $585.9 million and $633.4 million, respectively, year over year. The most significant changes in assets and liabilities are described below.
Premiums, commissions and fees receivable, net increased $191.2 million as a result of revenue growth and the changes in revenue seasonality of our business given the underlying revenue streams of Partnerships.
Intangible assets, net increased $155.5 million primarily as a result of our 2022 Partnerships, which contributed $223.7 million to gross intangible assets during 2022, and software development costs of $10.1 million for infrastructure to support our business. These additions were offset in part by $81.7 million of amortization during the year.
Goodwill increased $193.3 million as a result of our 2022 Partnerships and measurement period adjustments for certain Partnerships formed in 2021.
Premiums payable to insurance companies increased $155.4 million as a result of revenue growth.
Accrued expenses and other current liabilities increased $33.5 million as a result of higher accrued compensation and benefits relating to revenue growth and an increase in the number of Colleagues, as well as higher contract liabilities relating to our revenue growth.
Related party notes payable decreased $60.0 million as a result of the payment of $61.5 million of these notes during the second quarter of 2022.
The revolving line of credit increased $470.0 million as a result of borrowings on our Revolving Facility for funding our 2022 Partnerships and general working capital purposes in 2022.
Contingent earnout liabilities increased $8.3 million resulting from an increase of $32.3 million related to fair value adjustments from Partnerships that have outperformed on our platform since the date of Partnership and issuances of $14.9 million at fair value related to our 2022 Partnerships. These increases were offset in part by $38.9 million of settlements, of which $2.1 million were noncash.
NON-GAAP FINANCIAL MEASURES
Adjusted EBITDA, Adjusted EBITDA Margin, Organic Revenue, Organic Revenue Growth, Adjusted Net Income and Adjusted Diluted Earnings Per Share (“EPS”), are not measures of financial performance under GAAP and should not be considered substitutes for GAAP measures, including commissions and fees (for Organic Revenue and Organic Revenue Growth), net income (loss) (for Adjusted EBITDA and Adjusted EBITDA Margin), net income (loss) attributable to BRP Group (for Adjusted Net Income) or diluted earnings (loss) per share (for Adjusted Diluted EPS), which we consider to be the most directly comparable GAAP measures. These non-GAAP financial measures have limitations as analytical tools, and when assessing our operating performance, you should not consider these non-GAAP financial measures in isolation or as substitutes for commissions and fees, net income (loss), net income (loss) attributable to BRP Group, diluted earnings (loss) per share or other consolidated income statement data prepared in accordance with GAAP. Other companies in our industry may define or calculate these non-GAAP financial measures differently than we do, and accordingly, these measures may not be comparable to similarly titled measures used by other companies.
We define Adjusted EBITDA as net income (loss) before interest, taxes, depreciation, amortization, change in fair value of contingent consideration and certain items of income and expense, including share-based compensation expense, transaction-related Partnership and integration expenses, severance, and certain non-recurring items, including those related to raising capital. We believe that Adjusted EBITDA is an appropriate measure of operating performance because it eliminates the impact of income and expenses that do not relate to business performance, and that the presentation of this measure enhances an investor’s understanding of our financial performance.

Adjusted EBITDA Margin is Adjusted EBITDA divided by commissions and fees. Adjusted EBITDA Margin is a key metric used by management and our board of directors to assess our financial performance. We believe that Adjusted EBITDA Margin is an appropriate measure of operating performance because it eliminates the impact of income and expenses that do not relate to business performance, and that the presentation of this measure enhances an investor’s understanding of our financial performance. We believe that Adjusted EBITDA Margin is helpful in measuring profitability of operations on a consolidated level.
Adjusted EBITDA and Adjusted EBITDA Margin have important limitations as analytical tools. For example, Adjusted EBITDA and Adjusted EBITDA Margin:
•do not reflect any cash capital expenditure requirements for the assets being depreciated and amortized that may have to be replaced in the future;
•do not reflect changes in, or cash requirements for, our working capital needs;
•do not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations;
•do not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;
•do not reflect share-based compensation expense and other non-cash charges; and
•exclude certain tax payments that may represent a reduction in cash available to us.
We calculate Organic Revenue based on commissions and fees for the relevant period by excluding the first twelve months of commissions and fees generated from new Partners. Organic Revenue Growth is the change in Organic Revenue period-to-period, with prior period results adjusted to include commissions and fees that were excluded in the prior period because the relevant Partners had not yet reached the twelve-month owned mark, but which have reached the twelve-month owned mark in the current period. For example, revenues from a Partner acquired on June 1, 2021 are excluded from Organic Revenue for 2021. However, after June 1, 2022, results from June 1, 2021 to December 31, 2021 for such Partners are compared to results from June 1, 2022 to December 31, 2022 for purposes of calculating Organic Revenue Growth in 2022. Organic Revenue Growth is a key metric used by management and our board of directors to assess our financial performance. We believe that Organic Revenue and Organic Revenue Growth are appropriate measures of operating performance as they allow investors to measure, analyze and compare growth in a meaningful and consistent manner.
Adjusted Net Income is presented for the purpose of calculating Adjusted Diluted EPS. We define Adjusted Net Income as net income (loss) attributable to BRP Group adjusted for depreciation, amortization, change in fair value of contingent consideration and certain items of income and expense, including share-based compensation expense, transaction-related Partnership and integration expenses, severance, and certain non-recurring costs that, in the opinion of management, significantly affect the period-over-period assessment of operating results, and the related tax effect of those adjustments. We believe that Adjusted Net Income is an appropriate measure of operating performance because it eliminates the impact of expenses that do not relate to business performance.
Adjusted Diluted EPS measures our per share earnings excluding certain expenses as discussed above and assuming all shares of Class B common stock were exchanged for Class A common stock. Adjusted Diluted EPS is calculated as Adjusted Net Income divided by adjusted dilutive weighted-average shares outstanding. We believe Adjusted Diluted EPS is useful to investors because it enables them to better evaluate per share operating performance across reporting periods.

Adjusted EBITDA and Adjusted EBITDA Margin
The following table reconciles Adjusted EBITDA and Adjusted EBITDA Margin to net loss, which we consider to be the most directly comparable GAAP financial measure:

	For the Years Ended December 31,
(in thousands, except percentages)	2022	2021
Commissions and fees	$980,720	$567,290

Net loss	$(76,748)	$(58,120)
Adjustments to net loss:
Amortization expense	81,738	48,720
Interest expense, net	71,072	26,899
Share-based compensation	47,389	19,193
Transaction-related Partnership and integration expenses	34,588	19,182
Change in fair value of contingent consideration	32,307	45,196
(Gain) loss on interest rate caps	(26,220)	123
Depreciation expense	4,620	2,788
Severance	1,255	871
Income tax provision	715	19
Other(1)	25,774	8,038
Adjusted EBITDA	$196,490	$112,909
Adjusted EBITDA Margin	20%	20%
__________
(1)    Other addbacks to Adjusted EBITDA include certain expenses that are considered to be non-recurring or non-operational, including certain recruiting costs, remediation efforts, professional fees, litigation costs and bonuses.
Organic Revenue and Organic Revenue Growth
The following table reconciles Organic Revenue and Organic Revenue Growth to commissions and fees, which we consider to be the most directly comparable GAAP financial measure:

	For the Years Ended December 31,
(in thousands, except percentages)	2022	2021
Commissions and fees	$980,720	$567,290
Partnership commissions and fees(1)	(280,660)	(272,272)
Organic Revenue	$700,060	$295,018
Organic Revenue Growth(2)	$132,610	$54,004
Organic Revenue Growth %(2)	23%	22%
__________
(1)    Includes the first twelve months of such commissions and fees generated from newly acquired Partners.
(2)    Organic Revenue for the year ended December 31, 2021 used to calculate Organic Revenue Growth for the year ended December 31, 2022 was $567.5 million, which is adjusted to reflect revenues from Partnerships that reached the twelve-month owned mark during the year ended December 31, 2022.

Adjusted Net Income and Adjusted Diluted EPS
The following table reconciles Adjusted Net Income to net loss attributable to BRP Group and reconciles Adjusted Diluted EPS to diluted loss per share, which we consider to be the most directly comparable GAAP financial measures:

	For the Years Ended December 31,
(in thousands, except per share data)	2022	2021
Net loss attributable to BRP Group	$(41,772)	$(30,646)
Net loss attributable to noncontrolling interests	(34,976)	(27,474)
Amortization expense	81,738	48,720
Share-based compensation	47,389	19,193
Transaction-related Partnership and integration expenses	34,588	19,182
Change in fair value of contingent consideration	32,307	45,196
(Gain) loss on interest rate caps, net of cash settlements	(24,012)	123
Amortization of deferred financing costs	5,120	3,506
Depreciation	4,620	2,788
Severance	1,255	871
Other(1)	25,774	8,038
Adjusted pre-tax income	132,031	89,497
Adjusted income taxes(2)	13,071	8,860
Adjusted Net Income	$118,960	$80,637

Weighted-average shares of Class A common stock outstanding - diluted	56,825	47,588
Dilutive effect of non-vested restricted shares of Class A common stock	3,526	1,982
Exchange of Class B common stock(3)	55,450	51,811
Adjusted dilutive weighted-average shares outstanding	115,801	101,381

Adjusted Diluted EPS	$1.03	$0.80

Diluted loss per share	$(0.74)	$(0.64)
Effect of exchange of Class B common stock and net loss attributable to noncontrolling interests per share	0.08	0.07
Other adjustments to loss per share	1.80	1.46
Adjusted income taxes per share	(0.11)	(0.09)
Adjusted Diluted EPS	$1.03	$0.80
___________
(1)    Other addbacks to Adjusted Net Income include certain expenses that are considered to be non-recurring or non-operational, including certain recruiting costs, remediation efforts, professional fees, litigation costs and bonuses.
(2)    Represents corporate income taxes at assumed effective tax rate of 9.9% applied to adjusted pre-tax income.
(3)    Assumes the full exchange of Class B common stock for Class A common stock pursuant to the Amended LLC Agreement.
OPERATING GROUP RESULTS
Commissions and Fees
In all of our Operating Groups, the Company generates commissions and fees from insurance placement under both agency bill and direct bill arrangements. In addition, we generate profit-sharing income in each of those Operating Groups based on either the underlying book of business or performance, such as loss ratios.
In the Insurance Advisory Solutions and UCTS Operating Groups, we generate fees from service fee and consulting arrangements. Service fee arrangements are in place with certain customers in lieu of commission arrangements.

In the UCTS Operating Group, we generate policy fee and installment fee revenue for acting in the capacity of an MGA and fulfilling certain services on behalf of Insurance Company Partners.
In the Mainstreet Insurance Solutions Operating Group, we generate commissions and fees in the form of marketing income, which is earned through co-branded Medicare marketing campaigns with our Insurance Company Partners.
The following table sets forth our commissions and fees by Operating Group and for Corporate and Other by amount and as a percentage of our commissions and fees:

Commissions and Fees by Operating Group (in thousands, except percentages)
	For the Years Ended December 31,
	2022		2021
		Percent of Business		Percent of Business	Variance
Operating Group	Amount		Amount		Amount	%
Insurance Advisory Solutions	$558,776	57%	$363,822	64%	$194,954	54%
Underwriting, Capacity & Technology Solutions	307,748	31%	144,455	25%	163,293	113%
Mainstreet Insurance Solutions	157,038	16%	61,736	11%	95,302	154%
Corporate and Other	(42,842)	(4)%	(2,723)	—%	(40,119)	n/m
	$980,720		$567,290		$413,430
__________
n/m    not meaningful
Commissions and fees for our Insurance Advisory Solutions Operating Group increased $195.0 million year over year as a result of the Partnership Contribution of $142.7 million and organic growth of $52.1 million. Organic growth included $43.7 million related to core commissions and fees and $8.4 million related to contingent and other revenue.
Commissions and fees for our UCTS Operating Group increased $163.3 million year over year as a result of the Partnership Contribution of $91.9 million and organic growth of $67.8 million. Organic growth included $63.9 million attributable to our renters and homeowners insurance products, of which $27.1 million is related to the QBE Program Administrator Agreement, and $3.9 million related to contingent and other revenue.
Commissions and fees for our Mainstreet Insurance Solutions Operating Group increased $95.3 million year over year as a result of the Partnership Contribution of $46.2 million, intercompany revenue of $36.3 million and organic growth of $12.7 million, primarily related to base commissions and fees. Organic growth included $10.7 million related to core commissions and fees and $2.1 million related to contingent and other revenue.
The amount reported for Corporate and Other relates to the elimination of intercompany revenue. During 2022, the Insurance Advisory Solutions Operating Group recorded intercompany commissions and fees revenue from activity with the UCTS Operating Group of $1.7 million; the UCTS Operating Group recorded intercompany commissions and fees from activity with itself of $3.7 million; and the Mainstreet Insurance Solutions Operating Group recorded intercompany commissions and fees from activity with all Operating Groups of $37.4 million. These amounts were eliminated through Corporate and Other.
The substantial increase in intercompany commissions and fees is related to the QBE Program Administrator Agreement. A portion of the revenue recognized by the UCTS Operating Group related to this agreement is passed through to the Mainstreet Insurance Solutions Operating Group, who serves as the retail agent. We expect that revenue relating to this agreement will continue to grow as we serve as the MGA on more intersegment revenue such as homeowners insurance sold through the Mainstreet Insurance Solutions Operating Group.

Commissions, Employee Compensation and Benefits
The following table sets forth our commissions, employee compensation and benefits by Operating Group and for Corporate and Other by amount and as a percentage of our commissions, employee compensation and benefits:

Commissions, Employee Compensation and Benefits by Operating Group (in thousands, except percentages)
	For the Years Ended December 31,
	2022		2021
		Percent of Business		Percent of Business	Variance
Operating Group	Amount		Amount		Amount	%
Insurance Advisory Solutions	$385,492	54%	$234,652	58%	$150,840	64%
Underwriting, Capacity & Technology Solutions	218,859	31%	102,824	26%	116,035	113%
Mainstreet Insurance Solutions	97,732	13%	39,193	10%	58,539	149%
Corporate and Other	17,362	2%	23,381	6%	(6,019)	(26)%
	$719,445		$400,050		$319,395
Commissions, employee compensation and benefits expenses increased across all Operating Groups year over year. The Partnership Contribution accounted for $82.0 million, $30.2 million, and $41.9 million of the increase to commissions, employee compensation and benefits expenses in the Insurance Advisory Solutions, UCTS and Mainstreet Insurance Solutions Operating Groups, respectively. The remaining increase in commissions, employee compensation and benefits expenses across all Operating Groups can be attributed to higher commissions expense relating to our organic growth, higher compensation and benefits related to continued investments in our Growth Services team to support our growth, which costs are primarily allocated among the Operating Groups. In addition, there have been significant increases in the cost of human capital in the current year as a result of the increasingly competitive market and the inflationary environment, which has impacted employee compensation and benefits costs.
Commissions, employee compensation and benefits expenses for Corporate and Other decreased year over year primarily as a result of an increase of $40.1 million in the elimination of intercompany expense, offset in part by $28.2 million of additional share-based compensation expense.
The substantial increase in intercompany commissions, employee compensation and benefits expense for 2022 is related to the QBE Program Administrator Agreement. We expect that commissions, employee compensation and benefits expense relating to this agreement will continue to grow as we serve as the MGA on more intersegment revenue such as homeowners insurance sold through the Mainstreet Insurance Solutions Operating Group.
Other Operating Expenses
The following table sets forth our other operating expenses by Operating Group and for Corporate and Other by amount and as a percentage of our other operating expenses:

Other Operating Expenses by Operating Group (in thousands, except percentages)
	For the Years Ended December 31,
	2022		2021
		Percent of Business		Percent of Business	Variance
Operating Group	Amount		Amount		Amount	%
Insurance Advisory Solutions	$73,638	42%	$50,037	49%	$23,601	47%
Underwriting, Capacity & Technology Solutions	31,313	18%	13,716	13%	17,597	128%
Mainstreet Insurance Solutions	25,702	15%	10,259	10%	15,443	151%
Corporate and Other	43,055	25%	28,150	28%	14,905	53%
	$173,708		$102,162		$71,546

Other operating expenses for our Insurance Advisory Solutions Operating Group increased $23.6 million year over year, driven by higher costs for dues and subscriptions of $9.4 million from Partnership integration costs and our investment in technology to support our growth, rent expense of $5.8 million relating to expansion of our operating locations, travel and entertainment of $5.5 million relating to integration of our Partnerships, settlement expense of $2.0 million, licenses and taxes and Colleague education and welfare relating to investments in our Colleagues of $1.7 million each, and advertising and marketing of $1.3 million. These increases were partially offset by lower costs for professional fees of $2.3 million.
Other operating expenses for our UCTS Operating Group increased $17.6 million year over year, driven by higher costs for dues and subscriptions of $8.3 million from Partnership integration costs, primarily associated with the QBE Program Administrator Agreement, and investment in technology to support our growth, travel and entertainment of $2.5 million relating to integration of our Partnerships, bank charges and rent expense of $0.9 million each, bad debt expense of $0.8 million, consulting fees of $0.7 million, and licenses and taxes and Colleague education and welfare relating to investments in our Colleagues of $0.6 million each.
Other operating expenses for our Mainstreet Insurance Solutions Operating Group increased $15.4 million year over year, driven by higher costs for advertising and marketing of $6.0 million, rent expense of $2.6 million relating to expansion of our operating locations, dues and subscriptions of $2.1 million from our investment in technology to support our growth, professional fees of $1.7 million, and recruiting expense of $0.7 million relating to the increased cost of human capital.
Other operating expenses in Corporate and Other increased $14.9 million year over year due to higher costs for travel and entertainment of $3.8 million, dues and subscriptions of $2.7 million relating to our investment in technology to support our growth, Colleague education and welfare of $2.4 million relating to investments in our Colleagues, repairs and maintenance of $2.2 million, advertising and marketing of $1.7 million and licenses and taxes of $1.5 million.
Amortization Expense
The following table sets forth our amortization by Operating Group and for Corporate and Other by amount and as a percentage of our amortization:

Amortization Expense by Operating Group (in thousands, except percentages)
	For the Years Ended December 31,
	2022		2021
		Percent of Business		Percent of Business	Variance
Operating Group	Amount		Amount		Amount	%
Insurance Advisory Solutions	$50,209	61%	$34,056	70%	$16,153	47%
Underwriting, Capacity & Technology Solutions	16,946	21%	11,326	23%	5,620	50%
Mainstreet Insurance Solutions	14,578	18%	3,333	7%	11,245	n/m
Corporate and Other	5	—%	5	—%	—	—%
	$81,738		$48,720		$33,018
__________
n/m    not meaningful
Amortization expense increased across all of our Operating Groups year over year, driven by amortization of intangible assets recorded in connection with Partnerships during 2021 and 2022.

Change in Fair Value of Contingent Consideration
The following table sets forth our change in fair value of contingent consideration by Operating Group by amount and as a percentage of our change in fair value of contingent consideration:

Change in Fair Value of Contingent Consideration by Operating Group (in thousands, except percentages)
	For the Years Ended December 31,
	2022		2021
		Percent of Business		Percent of Business	Variance
Operating Group	Amount		Amount		Amount	%
Insurance Advisory Solutions	$26,429	82%	$32,735	73%	$(6,306)	(19)%
Underwriting, Capacity & Technology Solutions	5,354	16%	11,881	26%	(6,527)	(55)%
Mainstreet Insurance Solutions	524	2%	580	1%	(56)	(10)%
	$32,307		$45,196		$(12,889)
The change in fair value of contingent consideration for 2022 was impacted by changes in growth trends of certain partners, offset in part by high market volatility and rising interest rates, which resulted in an overall higher contingent earnout liability value.
LIQUIDITY AND CAPITAL RESOURCES
Our primary liquidity needs for the foreseeable future will include cash to (i) provide capital to facilitate the organic growth of our business and to fund future Partnerships, (ii) pay operating expenses, including cash compensation to our employees and expenses related to being a public company, (iii) make payments under the Tax Receivable Agreement, (iv) pay interest and principal due on borrowings under the JPM Credit Agreement, (v) pay contingent earnout liabilities, (vi) pay income taxes, and (vii) fund potential investments in third party businesses that support the growth of our business, which may include the sponsorship of, and a minority, non-controlling interest in, an investment fund, the purpose of which may include facilitating the establishment of additional and alternative capacity that supports the growth of our MGA of the Future business. We have historically financed our operations and funded our debt service through the sale of our insurance products and services, and we have financed significant cash needs to fund growth through the acquisition of Partners through debt and equity financing.
As of December 31, 2022, our cash and cash equivalents were $118.1 million and we had $95.0 million of available borrowing capacity on the Revolving Facility under the JPM Credit Agreement. We believe that our cash and cash equivalents, cash flow from operations and available borrowings will be sufficient to fund our working capital and meet our commitments for the next twelve months and beyond. In connection with our continuous exploration of Partnership opportunities, we will consider raising additional debt or equity financing if and as necessary to support our growth.
See Item 1A. “Risk Factors—Risks Relating to our Business—Partnerships have been, and may in the future continue to be, important to our growth. We may not be able to successfully identify and acquire Partners or integrate Partners into our company, and we may become subject to certain liabilities assumed or incurred in connection with our Partnerships that could harm our business, results of operations and financial condition.”
JPM Credit Agreement
As of December 31, 2021, our JPM Credit Agreement provided for senior secured credit facilities in an aggregate principal amount of $1.325 billion, which consisted of (i) a term loan facility in the principal amount of $850.0 million maturing in October 2027 (the “Term Loan B”) and (ii) a revolving credit facility with commitments in an aggregate principal amount of $475.0 million maturing in 2025 (the “Revolving Facility”).
On March 28, 2022, BRP entered into Amendment No. 5 to the JPM Credit Agreement, under which (i) the aggregate principal commitment amount of the Revolving Facility was increased from $475.0 million to $600.0 million and (ii) the interest rate on the Revolving Facility changed to the SOFR, plus a credit spread adjustment of 10 bps, plus an amount between 200 bps and 300 bps based on the total net leverage ratio, (iii) the total net leverage ratio covenant increased to 7.0x consolidated EBITDA and (iv) the maturity of the Revolving Facility was extended to April 1, 2027. The other terms of the Revolving Facility and the terms of the Term Loan B remained unchanged. Amendment No. 5 to the JPM Credit Agreement provided us incremental capacity to assist in funding our Partnership pipeline during 2022 with a reduction in our cost of capital.

The Term Loan B bears interest at LIBOR plus 350 bps with a LIBOR floor of 50 bps. The applicable interest rate on the Term Loan B at December 31, 2022 was 7.79%. Borrowings under the Revolving Facility accrue interest at SOFR plus 210 bps to SOFR plus 310 bps based on total net leverage ratio. BRP will pay a letter of credit fee equal to the margin then in effect with respect to SOFR loans under the Revolving Facility multiplied by the daily amount available to be drawn under any letter of credit, a fronting fee and any customary documentary and processing charges for any letter of credit issued under the JPM Credit Agreement. The outstanding borrowings on the Revolving Facility of $505.0 million had an applicable interest rate of 7.41% at December 31, 2022. The Revolving Facility is also subject to a commitment fee of 0.40% on the unused capacity at December 31, 2022.
We have entered into interest rate cap agreements to limit the potential impact of interest rate changes on cash flows. The interest rate caps limit the variability of the base rate to the amount of the cap. The interest rate cap agreements in place at December 31, 2022 mitigate the interest rate volatility on $300.0 million to a maximum base rate of 1.50% and mitigate the interest rate volatility on $1.2 billion of debt to a maximum base rate of 7.00%.
The outstanding principal balance on the Term Loan B of $838.1 million at December 31, 2022 is required to be repaid in equal quarterly installments equal to approximately 0.2506% of the original principal amount of the Term Loan B, the balance of which is due at maturity. Outstanding borrowings under the Revolving Facility are not subject to amortization.
The Revolving Facility and the New Term Loans are collateralized by a first priority lien on substantially all the assets of BRP, including a pledge of all equity securities of certain of its subsidiaries. The JPM Credit Agreement contains covenants that, among other things, restrict our ability to make certain restricted payments, incur additional debt, engage in certain asset sales, mergers, acquisitions or similar transactions, create liens on assets, engage in certain transactions with affiliates, change our business, make certain investments or restrict BRP’s ability to make dividends or other distributions to BRP Group. In addition, the JPM Credit Agreement contains financial covenants requiring us to maintain our Total First Lien Net Leverage Ratio (as defined in the JPM Credit Agreement) at or below 7.00 to 1.00.
Sources and Uses of Cash
The following table summarizes our cash flows from operating, investing and financing activities for the periods indicated:

	For the Years Ended December 31,		Variance
(in thousands)	2022	2021
Net cash provided by (used in) operating activities	$(2,462)	$40,129	$(42,591)
Net cash used in investing activities	(414,357)	(678,473)	264,116
Net cash provided by financing activities	419,553	724,059	(304,506)
Net increase in cash and cash equivalents and restricted cash	2,734	85,715	(82,981)
Cash and cash equivalents and restricted cash at beginning of year	227,737	142,022	85,715
Cash and cash equivalents and restricted cash at end of year	$230,471	$227,737	$2,734
Operating Activities
The primary sources and uses of cash for operating activities are net income (loss) adjusted for non-cash items and changes in assets and liabilities, or operating working capital, and payment of contingent earnout consideration. Net cash provided by operating activities decreased $42.6 million year over year driven by an increase in cash payments for contingent earnout consideration in excess of the liability recognized at the acquisition date of $45.1 million from Partnerships that have outperformed on our platform since the date of Partnership. An increase in premiums, commissions and fees receivable of $118.5 million also reduces cash as a result of revenue growth and the changes in revenue seasonality of our business given the underlying revenue streams of Partnerships. These decreases were partially offset by an increase in cash from a higher balance in accounts payable, accrued expenses and other current liabilities of $118.2 million related, in part, to the aforementioned revenue growth and changes in seasonality of our business.
Investing Activities
The primary sources and uses of cash for investing activities relate to cash consideration paid to fund Partnerships and other investments to grow our business. Net cash used in investing activities decreased $264.1 million year over year driven by a decrease in cash consideration paid for Partnership activity of $280.0 million due to fewer Partnerships completed during 2022, offset in part by an increase in capital expenditures of $16.7 million as a result of software development projects for infrastructure to support our business, including key customer relationship management software, and other purchases to support our growth.

Financing Activities
The primary sources and uses of cash for financing activities relate to the issuance of our Class A common stock; debt servicing costs in connection with the JPM Credit Agreement, as well as purchases, sales and settlements of interest rate caps to mitigate interest rate volatility on that debt; payment of contingent earnout consideration; and other equity transactions. Net cash provided by financing activities decreased $304.5 million year over year driven by a decrease in net proceeds of $268.3 million from an equity raise completed during 2021, an increase in payments of contingent earnout consideration up to the amount of purchase price accrual of $40.6 million and a decrease in net borrowings on our credit facilities of $9.3 million. This activity was partially offset by an increase in cash from interest rate cap activity of $23.9 million.
Contractual Obligations and Commitments
The following table represents our contractual obligations and commitments, aggregated by type, at December 31, 2022:

		Payments Due by Period
(in thousands)	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Operating leases(1)	$120,222	$18,776	$37,945	$33,250	$30,251
Debt obligations payable(2)	1,806,995	110,891	219,793	1,476,311	—
Maximum future acquisition contingency payments(3)	954,264	132,513	811,751	10,000	—
USF Grant	4,740	540	1,704	1,696	800
Total	$2,886,221	$262,720	$1,071,193	$1,521,257	$31,051
__________
(1)    Represents noncancelable operating leases for our facilities. Operating lease expense was $19.9 million and $13.1 million for the years ended December 31, 2022 and 2021, respectively.
(2)    Represents scheduled debt obligation and interest payments under the JPM Credit Agreement.
(3)    Includes $266.9 million of current and non-current estimated contingent earnout liabilities at December 31, 2022.
Our contractual obligations and commitments are comprised of operating lease obligations, principal and interest payments on our borrowings under the JPM Credit Agreement, potential payments of contingent earnout liabilities and our commitment to the University of South Florida (“USF”).
Our operating lease obligations represent noncancelable agreements for our corporate headquarters and office space for our insurance brokerage business. Our operating lease agreements expire through December 2030. These obligations do not include leases with an initial term of 12 months or less, which are expensed as incurred. We may extend, terminate or otherwise modify or sub-lease facilities as needed to best suit the needs of our business. The lease term is the non-cancelable period of the lease and includes options to extend or terminate the lease when it is reasonably certain that an option will be exercised.
Borrowings under our JPM Credit Agreement include $838.1 million under the Term Loan B and $505.0 million on the Revolving Facility. Interest payable on outstanding borrowings on the Term Loan B and Revolving Facility in the table above was calculated based on applicable interest rates at December 31, 2022 of 7.79% and 7.41%, respectively, through their respective expiration dates of October 2027 and April 2027.
Substantially all of our Partnerships and certain acquisitions of select books of business that do not constitute a complete business enterprise include contractual earnout provisions. We record an estimation of the fair value of the contingent earnout obligations at the Partnership date as a component of the consideration paid. Our contingent earnout obligations are measured at fair value at each reporting period based on the present value of the expected future payments to be made to Partners in accordance with the provisions outlined in the respective purchase agreements. The recorded obligations are based on estimates of the Partners' future performance using financial projections for the earnout period. The maximum future contingent payment obligation at December 31, 2022 was $954.3 million, of which $63.1 million must be settled in cash and the remaining $891.2 million can be settled in cash or stock at our option. The aggregate estimated contingent earnout liabilities included on our consolidated balance sheet at December 31, 2022 was $266.9 million, of which $23.9 million must be settled in cash and the remaining $243.0 million can be settled in cash or stock at our option.
As of December 31, 2022, we have a commitment to USF to donate an aggregate $4.7 million through October 2028. The gift will provide support for the School of Risk Management and Insurance in the USF Muma College of Business. It is currently anticipated that Lowry Baldwin, our Board Chair, will fund half of this commitment.

Effects of Inflation
Certain of our lease agreements feature annual rent escalations either fixed or based on a consumer price index or other index, which, historically, have not had a material impact on our results of operations, including our results of operations for the years ended December 31, 2022, 2021 and 2020. Given the recent rise in inflation, we anticipate the inflation rate increase for the upcoming year to be higher than those of past years. Despite this anticipated increase, we do not anticipate the inflation rate increase for 2023 to have a material impact on our results of operations. We have monitored and will continue to monitor the components of compensation costs and operating expenses for the potential impact of inflation.
Off-Balance Sheet Arrangements
We do not invest in any off-balance sheet vehicles that provide liquidity, capital resources, market or credit risk support, or engage in any activities that expose us to any liability that is not reflected in our consolidated financial statements except for those described under this Liquidity and Capital Resources section.
Dividend Policy
Assuming BRP makes distributions to its members in any given year, the determination to pay dividends, if any, to our Class A common stockholders out of the portion, if any, of such distributions remaining after our payment of taxes, Tax Receivable Agreement payments and expenses (any such portion, an “excess distribution”) will be made at the sole discretion of our board of directors. Our board of directors may change our dividend policy at any time. See Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities—Dividend Policy.
Tax Receivable Agreement
On October 28, 2019, BRP Group entered into the Tax Receivable Agreement with BRP’s LLC Members that provides for the payment by BRP Group to BRP’s LLC Members of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that BRP Group actually realizes as a result of (i) any increase in tax basis in BRP assets resulting from (a) previous acquisitions by BRP Group of BRP’s LLC Units from BRP’s LLC Members, (b) the acquisition of LLC Units from BRP’s LLC Members using the net proceeds from any future offering, (c) redemptions or exchanges by BRP’s LLC Members of LLC Units and the corresponding number of shares of Class B common stock for shares of Class A common stock or cash or (d) payments under the Tax Receivable Agreement, and (ii) tax benefits related to imputed interest resulting from payments made under the Tax Receivable Agreement.
Holders of BRP’s LLC Units (other than BRP Group) may, subject to certain conditions and transfer restrictions described above, redeem or exchange their LLC Units for shares of Class A common stock of BRP Group on a one-for-one basis. BRP intends to make an election under Section 754 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”) effective for each taxable year in which a redemption or exchange of LLC Units for shares of Class A common stock occurs, which is expected to result in increases to the tax basis of the assets of BRP at the time of a redemption or exchange of LLC Units. The redemptions or exchanges are expected to result in increases in the tax basis of the tangible and intangible assets of BRP. These increases in tax basis may reduce the amount of tax that BRP Group would otherwise be required to pay in the future. We have entered into a Tax Receivable Agreement with BRP’s LLC Members that provides for the payment by us to BRP’s LLC Members of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of (i) any increase in tax basis in BRP Group’s assets resulting from (a) the purchase of LLC Units from any of BRP’s LLC Members using the net proceeds from any future offering, (b) redemptions or exchanges by BRP’s LLC Members of LLC Units for shares of our Class A common stock or (c) payments under the Tax Receivable Agreement and (ii) tax benefits related to imputed interest deemed arising as a result of payments made under the Tax Receivable Agreement. This payment obligation is an obligation of BRP Group and not of BRP. For purposes of the Tax Receivable Agreement, the cash tax savings in income tax will be computed by comparing the actual income tax liability of BRP Group (calculated with certain assumptions) to the amount of such taxes that BRP Group would have been required to pay had there been no increase to the tax basis of the assets of BRP as a result of the redemptions or exchanges and had BRP Group not entered into the Tax Receivable Agreement. Estimating the amount of payments that may be made under the Tax Receivable Agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. While the actual increase in tax basis, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including the timing of redemptions or exchanges, the price of shares of our Class A common stock at the time of the redemption or exchange, the extent to which such redemptions or exchanges are taxable, the amount and timing of our income, the tax rates then applicable and the portion of our payments under the Tax Receivable Agreement constituting imputed interest. We account for the effects of these increases in tax basis and associated payments under the Tax Receivable Agreement arising from future redemptions or exchanges as follows:

•we record an increase in deferred tax assets for the estimated income tax effects of the increases in tax basis based on enacted federal and state tax rates at the date of the redemption or exchange;
•to the extent we estimate that we will not realize the full benefit represented by the deferred tax asset, based on an analysis that will consider, among other things, our expectation of future earnings, we reduce the deferred tax asset with a valuation allowance; and
•we record 85% of the estimated realizable tax benefit (which is the recorded deferred tax asset less any recorded valuation allowance) as an increase to the liability due under the Tax Receivable Agreement and the remaining 15% of the estimated realizable tax benefit as an increase to additional paid-in capital.
All of the effects of changes in any of our estimates after the date of the redemption or exchange will be included in net income. Similarly, the effect of subsequent changes in the enacted tax rates will be included in net income.
During 2022, we exchanged 1,841,134 LLC Units of BRP on a one-for-one basis for shares of BRP Group's Class A common stock and cancelled the corresponding shares of BRP Group's Class B common stock. We receive an increase in our share of the tax basis in the net assets of BRP due to the interests being redeemed. We have assessed the realizability of the net deferred tax assets and in that analysis have considered the relevant positive and negative evidence available to determine whether it is more likely than not that some portion or all of the deferred tax assets will be realized. We have recorded a full valuation allowance against the deferred tax assets at BRP Group as of December 31, 2022, which will be maintained until there is sufficient evidence to support the reversal of all or some portion of these allowances.
Deferred Tax Assets
To determine the realizability of our deferred tax assets, we analyzed if the Company was in a cumulative pre-tax income or loss position over a three-year period (2020, 2021 and 2022). Based on the analysis, the Company is in a pre-tax book loss position, and therefore we have determined that its deferred tax assets are not more likely than not to be realized. Accordingly, we maintain a full valuation allowance against our deferred tax assets. As the Company emerges from its cumulative loss position, we will reassess the realizability of our deferred tax assets and the necessity for a full valuation allowance.
RECENT ACCOUNTING PRONOUNCEMENTS
Please refer to Note 1 to our consolidated financial statements included in Item 8. Financial Statements of this Annual Report on Form 10-K for a discussion of recent accounting pronouncements that may impact us.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES
Our consolidated financial statements are prepared in accordance with GAAP, which requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Our estimates, judgments and assumptions are continually evaluated based on historical experience, known or expected trends, independent valuations and other factors we believe to be reasonable under the circumstances. As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates. Our most critical accounting policies and estimates, as discussed below, govern the more significant judgments and estimates used in the preparation of our consolidated financial statements.
Revenue Recognition
Commission revenue is earned at a point in time upon the effective date of bound insurance coverage, as no performance obligation exists after coverage is bound. The Company makes its best estimate of direct bill commissions at the policy effective date, particularly in employee benefits within the Insurance Advisory Solutions Operating Group, which is subject to change based on enrollment and other factors over the policy period.
Commissions revenue is recorded net of an allowance for estimated policy cancellations. The allowance for estimated policy cancellations is determined based on an evaluation of historical and current cancellation data.
We are entitled to commissions each year for multi-year Medicare contracts. We are required to estimate the total expected value of future renewal commissions for all new policies in the year in effect. A risk of significant reversal exists for renewal policies and is influenced by external factors outside of our control including (1) policyholder discretion over plans and Insurance Company Partner relationships, (2) political influence, and (3) a contractual provision, which limits our right to receive renewal commissions to ongoing compliance and regulatory approval of the relevant Insurance Company Partner and compliance with the Centers for Medicare and Medicaid Services.
Profit-sharing commissions represent a form of variable consideration, which includes additional commissions over base commissions received from Insurance Company Partners. A constraint of variable consideration is necessary when commissions and fees are subject to significant reversal. Profit-sharing commissions associated with loss performance are uncertain, and therefore, are subject to significant reversal as loss data remains subject to material change. Management estimates profit-sharing commissions using historical outcomes and known trends impacting premium volume or loss ratios, subject to a constraint. The constraint is relieved when management estimates commissions and fees that are not subject to significant reversal, which often coincides with the earlier of written notification from the Insurance Company Partner that the target has been achieved or cash collection. Year-end amounts incorporate estimates subject to a constraint or where applicable, are based on confirmation from Insurance Company Partners after calculation of premium volume or loss ratios that are impacted by catastrophic losses.
Costs to obtain contracts includes compensation in the form of producer commissions paid on new business. These incremental costs are capitalized as deferred commission expense and amortized over five years, which represents management’s estimate of the average period over which a Client maintains its initial coverage relationship with the original Insurance Company Partner.
The nature of estimates used in recognizing commissions and fees revenue do not involve a significant level of subjectivity, judgment, or estimation uncertainty that could have a material impact on the Company's results of operations.
We have determined that there are significant judgments and uncertainties included in the application of guidance for valuation of acquired relationships; impairment of long-lived assets and goodwill; valuation of contingent consideration; share-based compensation related to performance-based restricted stock unit awards; and valuation allowance for deferred tax assets. The nature of the estimates and assumptions used and the impact the estimates and assumptions could have on our actual results are discussed in the tables below.

Description	Judgments and Uncertainties	Effect if Actual Results Differ from Assumptions
Valuation of Acquired Relationships
We acquire significant intangible assets in connection with our strategic acquisitions of a business. The valuation of the acquired business includes determining the fair value of the assets acquired and liabilities assumed on the acquisition date. We anticipate that for most acquisitions, we will exercise significant judgment in estimating the fair value of intangible assets.

In a typical acquisition, acquired relationships are our most significant definite-lived intangible asset. In valuing these relationships, we engage a third-party valuation expert to fair value these assets using a version of the income approach known as the “excess earnings method.”

The excess earnings method uses a discounted cash flow approach that is derived from historical information, future revenue and operating profit margins, contributory asset charges, and the selection of an appropriate discount rate. We consider this approach the most appropriate valuation technique because the inherent value of these assets is their ability to generate current and future income.
Future revenue growth, future operating performance margin as a percentage of revenues, attrition rate, and discount rate applied are the significant estimates used in the excess earnings method to determine the fair value of the relationships. These estimates are influenced by many factors, including historical financial information, estimated retention rates, and management's expectations for future growth as a combined company.

Another estimate that impacts the valuation is the contributory charge for (i) the acquired workforce, which involves management assumptions based on historical experience, including interview time and new hire productivity, and (ii) the use of trade names or technology, which involves the selection of an appropriate royalty rate for the use of these intangible assets.

The estimated life is determined by calculating the number of years necessary to obtain 95% of the value of the discounted cash flows of the relationships and is directly tied to the accuracy of the above assumptions.
We have not made any changes in the accounting methodology used to determine the fair value of relationships during the last three years.

If the subsequent actual results and updated projections of the underlying business activity change compared with the assumptions and projections used to develop the values of the identifiable intangible assets, then we could record material impairment losses.

With all other assumptions held constant, a 10% increase in the calculated fair value of the Westwood acquired relationships would increase our annual amortization expense by $0.7 million in 2022.

See the “Impairment of Long-Lived Assets” critical accounting estimate for information about impairment evaluations.

Description	Judgments and Uncertainties	Effect if Actual Results Differ from Assumptions
Impairment of Long-Lived Assets
We evaluate our amortizable intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. These events and circumstances include, but are not limited to: higher than expected attrition for relationships; a current expectation that a long-lived asset will be disposed of significantly before the end of its previously estimated useful life, such as when we classify a business as held for sale; a significant adverse change in the extent or manner in which we use a long-lived asset; or a change in the physical condition of a long-lived asset.

Undiscounted cash flow analyses are used to determine if impairment exists; if impairment is determined to exist, the loss is calculated based on estimated fair value.	Our impairment evaluations require us to apply judgment in determining whether a triggering event has occurred, including the evaluation of whether it is more-likely-than-not that a long-lived asset will be disposed of significantly before the end of its previously estimated useful life. Incorrect estimation of useful lives may result in inaccurate depreciation and amortization charges over future periods leading to future impairment.

Our impairment loss calculations contain uncertainties because they require management to make assumptions and to apply judgment to estimate future cash flows and asset fair values, including forecasting useful lives of the assets and selecting the discount rate that reflects the risk inherent in future cash flows.
During the last three years, we have not made any changes in the accounting methodology used to evaluate the impairment of long-lived assets or to estimate the useful lives of our long-lived assets.

At December 31, 2022, we had $1.1 billion of intangible assets, which are included in each of our reporting units at the following amounts:

Insurance Advisory Solutions — $725.4 million

Underwriting, Capacity & Technology Solutions — $129.3 million

Mainstreet Insurance Solutions — $242.2 million

We performed a qualitative analysis of each of our reporting units as of October 1, 2022 and determined that there were no events or changes in circumstances that had occurred to indicate that the carrying amount of our long-lived assets may not be recoverable. Therefore, we concluded that there were no indicators of impairment.

Impairment of Goodwill
Goodwill is not amortized but rather tested at least annually for impairment, or more often if events or changes in circumstances indicate it is more-likely-than-not that the carrying amount of the asset may not be recoverable. Goodwill is tested for impairment at the reporting unit level, which represents the operating segment. Goodwill is tested for impairment by either performing a qualitative evaluation or a quantitative test. The qualitative evaluation is an assessment of factors to determine whether it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount, including goodwill. We may elect not to perform the qualitative assessment for some or all of our reporting units and instead perform a quantitative impairment test.

We estimate the fair value of each reporting unit using a combination of the income approach and the market approach.

The income approach incorporates the use of a discounted cash flow method in which the estimated future cash flows and terminal value are calculated for each reporting unit and then discounted to present value using an appropriate discount rate.	Our impairment evaluations require us to apply judgment in determining whether a triggering event has occurred.

The valuation of our reporting units requires significant judgment in evaluation of recent indicators of market activity and estimated future cash flows, discount rates, and other factors. Our impairment analyses contain inherent uncertainties due to uncontrollable events that could positively or negatively impact anticipated future economic and operating conditions.

In making these estimates, the weighted-average cost of capital is utilized to calculate the present value of future cash flows and terminal value. Many variables go into estimating future cash flows, including estimates of our future revenue growth and operating results. When estimating our projected revenue growth and future operating results, we consider industry trends, economic data, and our competitive advantage.

The market approach estimates fair value of a reporting unit by using market comparables for reasonably similar public companies.
During the last three years, we have not made any changes in the accounting methodology used to evaluate impairment of goodwill.

At December 31, 2022, we had $1.4 billion of goodwill. Our goodwill is included in each of our Operating Groups at the following amounts:

Insurance Advisory Solutions — $906.1 million

Underwriting, Capacity & Technology Solutions — $271.4 million

Mainstreet Insurance Solutions — $244.5 million

A quantitative goodwill impairment analysis was performed for each of our reporting units as of October 1, 2022. Based on these studies, the implied fair value of each of our reporting units was substantially in excess of its carrying value. Therefore, we concluded there were no indicators of impairment. A 10% decrease in the estimated fair value of any of our reporting units would not have resulted in a different conclusion.

Description	Judgments and Uncertainties	Effect if Actual Results Differ from Assumptions
Valuation of Contingent Consideration
Substantially all of our Partnerships and certain acquisitions of select books of business that do not constitute a complete business enterprise include contingent consideration arrangements, which are based on the acquired company achieving thresholds related to revenues, total insured value or number of rented units. The structure of these contingent earn-out arrangements can reduce the risk of overpaying for acquisitions if the projected financial results are not achieved.

The fair values of these contingent consideration arrangements are included as part of the purchase price of the acquired companies on their respective acquisition dates. For each transaction, we estimate the fair value of contingent earnout payments as part of the initial purchase price and record the estimated fair value of contingent consideration as a liability on the consolidated balance sheets. The fair values of the earnout arrangements are estimated by discounting the expected future contingent payments to present value using a variation of the income approach, specifically using a Monte Carlo Simulation approach. We have 35 acquisitions with a corresponding contingent consideration liability still outstanding.
The fair value of the contingent consideration arrangements is estimated by simulating the metrics corresponding to a payment using a Monte Carlo Simulation approach and discounting the expected future contingent payments to present value. The key assumptions used in our valuation were: (i) forecast of revenue, total insured value or number of rented units, (ii) the volatility associated with the revenues, total insured value or number of rented units, (iii) risk-adjusted discount rate applied to forecasted revenues, total insured value or number of rented units, and (iv) the credit-adjusted discount rate related to the payment of the contingent consideration.

These estimates are influenced by many factors, including historical financial information, guideline public company data, and management's expectations for future revenue of the acquired businesses, total insured value and number of rented units, as well as market conditions, economic conditions and the company’s performance. Changes in these inputs could have a significant impact on the fair value of the contingent consideration liability.
We review and re-assess the estimated fair value of contingent consideration on a quarterly basis, and the updated fair value could be materially different from the initial estimates or prior quarterly amounts. Any changes in the estimated fair value of contingent considerations and adjustments to the estimated fair value related to unobservable inputs will be recognized within change in fair value of contingent consideration in the consolidated statements of comprehensive loss. We recognized $32.3 million of expense related to the change in fair value of contingent consideration in 2022.

At December 31, 2022, we recorded $266.9 million of contingent consideration liabilities related to the 35 contingent consideration arrangements still outstanding and the total potential maximum of the contingent consideration payments is $954.3 million. If all remaining revenue, insured value and rental units targets were achieved, our Partners would be entitled payments of up to $132.5 million in calendar year 2023 for achieving targets through September 30, 2023; $480.4 million in calendar year 2024 for achieving targets through September 30, 2024; $331.4 million in calendar year 2025 for achieving targets through September 30, 2025; and $10.0 million in calendar year 2026 for achieving targets through September 30, 2026. If the actual achievement of contingent considerations payments in 2023 through 2026 was at the maximum target amounts, we would record an additional $687.3 million of expense over the next four years.

Description	Judgments and Uncertainties	Effect if Actual Results Differ from Assumptions
Share-Based Compensation Related to Performance-Based Restricted Stock Unit Awards (“PSUs”)
We issue PSUs to our executive officers in connection to our Long-Term Incentive Plan (“LTIP”) that is adopted each year. These PSUs have historically been granted with market-based conditions and may include a performance-based condition. The PSUs granted under the LTIP in 2022 were based on two market conditions and a performance condition. Performance is measured over the three-year vesting period and the achievement with respect to each condition contributes a percentage to the overall PSUs earned.
The market conditions measure BRP Group's relative total shareholder return, which is determined by comparing BRP Group's total shareholder return to that of two benchmark groups: a peer group and the Russel 3000 Index. Total shareholder return is calculated using the simple average trading price of our common stock for the 30-day trading period prior to the beginning and at the end of the performance period.
We engaged a third-party valuation expert to assist in the valuation of relative performance for the determination of the PSUs grant date fair value. The valuation expert used the Monte Carlo analysis, which is used to model all potential outcomes by running multiple iterations of relative shareholder return over the vesting period.

Relative performance is subject to varying degrees of expected volatilities, and correlation to a combination of simulated end stock price values. The Monte Carlo method allows for the combination of simulated end stock price values throughout the vesting schedule to estimate relative performance.
Significant assumptions utilized in the Monte Carlo analysis include historical stock price data, a range of expected future stock price data, volatility, correlations, risk-free rate and the term of the awards.
A statistical sample was selected of 99 publicly-traded companies from within the peer group and the Russel 3000 Index, which made up the benchmark companies. A combined 100,000 iterations of probable outcomes were generated using a range of assumptions for BRP Group and the benchmark companies.
Volatility, which is subject to significant judgment, was estimated for BRP Group and each of the benchmark companies using an average of one-year historical stock price data and Bloomberg’s reported implied volatility on the valuation date, as an estimate of future volatility. The volatility effects the range of stock price data utilized in the iterations of the model over the term of the awards. The correlations of the results generated by the model for BRP Group and the benchmark companies result in the valuation of relative performance of the PSUs.
We monitor the performance metrics of the awards over the vesting period and adjust compensation expense based on how each performance metric is tracking toward its respective performance goal. We recognized $4.2 million in compensation expense related to our outstanding PSUs during 2022, of which $2.9 million related to the relative performance metrics. We expect to recognize additional compensation expense of $4.9 million for PSUs related to relative performance goals.

Description	Judgments and Uncertainties	Effect if Actual Results Differ from Assumptions
Valuation Allowance for Deferred Tax Assets
We record a tax provision for the anticipated tax consequences of the reported results of operations. We compute the provision for income taxes using the asset and liability method, under which deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and for operating losses and tax credit carryforwards. We measure deferred tax assets and liabilities using the currently enacted tax rates in each jurisdiction that applies to taxable income in effect for the years in which those tax assets are expected to be realized or settled.

We are required to establish a valuation allowance for deferred tax assets and record a charge to income if it is determined, based on available evidence at the time the determination is made, that it is more likely than not that some portion or all of the deferred tax assets will not be realized.	Our evaluation of the realizability of the deferred tax assets contains uncertainties because it requires management to make assumptions and to apply judgment to estimate future net income or net loss before taxes. It also requires management to consider significant, objective evidence that we will more likely than not be able to realize our deferred tax assets in the future.

Many variables go into estimating future net income or net loss before taxes, including estimates of our future revenue growth and management's expectations of ongoing investments.	We review and re-assess our cumulative three-year loss before income taxes on a quarterly basis.

During the last three years, we have not made any changes in the accounting methodology used to evaluate the realizability of the deferred tax assets.

Deferred tax assets have been reduced by a full valuation allowance at December 31, 2022 due to a determination that it is more likely than not that all of the deferred tax assets will not be realized based on the weight of all available evidence.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of BRP Group, Inc.
Opinions on the Financial Statements and Internal Control over Financial Reporting
We have audited the accompanying consolidated balance sheets of BRP Group, Inc. and its subsidiaries (the “Company”) as of December 31, 2022 and 2021, and the related consolidated statements of comprehensive loss, of stockholders’ equity and mezzanine equity and of cash flows for each of the three years in the period ended December 31, 2022, including the related notes (collectively referred to as the “consolidated financial statements”). We also have audited the Company's internal control over financial reporting as of December 31, 2022, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2022 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2022, based on criteria established in Internal Control - Integrated Framework (2013) issued by the COSO.
Change in Accounting Principle
As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for leases in 2021.
Basis for Opinions
The Company's management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Annual Report on Internal Control Over Financial Reporting appearing under Item 9A. Our responsibility is to express opinions on the Company’s consolidated financial statements and on the Company's internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.
Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As described in Management’s Annual Report on Internal Control Over Financial Reporting, management has excluded three partnerships (Westwood Insurance Agency, Venture Captive Management, LLC and National Health Plans & Benefits Agency, LLC) from its assessment of internal control over financial reporting as of December 31, 2022 because they were acquired by the Company in purchase business combinations during 2022. We have also excluded these three partnerships from our audit of internal control over financial reporting. These partnerships are wholly-owned entities whose total assets and total revenues excluded from management’s assessment and our audit of internal control over financial reporting collectively represent less than 1% and approximately 8%, respectively, of the related consolidated financial statement amounts as of and for the year ended December 31, 2022.
Definition and Limitations of Internal Control over Financial Reporting
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
Critical Audit Matters
The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that (i) relate to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.
Valuation of the Acquired Relationships Intangible Assets
As described in Notes 2 and 3 to the consolidated financial statements, the Company acquired intangible assets relating to acquired relationships with a total fair value of $189.8 million during the year ended December 31, 2022. Management assesses the fair value of acquired relationships by considering the estimated future cash flow benefits associated with ownership of the assets through the use of a recognized income approach valuation method. The valuation of these intangible assets involves significant assumptions concerning matters such as revenue and expense growth rates, customer attrition rates and discount rates.
The principal considerations for our determination that performing procedures relating to the valuation of the acquired relationships intangible assets is a critical matter are (i) the significant judgment by management in estimating the fair value of the acquired relationships intangible assets; (ii) a high degree of auditor judgment, subjectivity, and effort in performing procedures and evaluating management’s significant assumptions related to revenue and expense growth rates, customer attrition rates and discount rates (collectively referred to as the “significant assumptions”); and (iii) the audit effort involved the use of professionals with specialized skill and knowledge.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to management’s valuation of the acquired relationships intangible assets, including the development of the significant assumptions. These procedures also included, among others (i) reading the purchase agreements; (ii) testing the consideration transferred; and (iii) testing management’s process for estimating the fair value of the acquired relationships intangible assets. Testing management’s process included evaluating the appropriateness of the valuation method, testing the completeness and accuracy of underlying data provided by management, and evaluating the reasonableness of the significant assumptions. Evaluating the significant assumptions involved considering the historical performance of the acquired partnerships, the historical performance of the Company, as well as industry and economic performance and forecasts. Professionals with specialized skill and knowledge were used to assist in evaluating the appropriateness of the Company’s valuation method and the reasonableness of the customer attrition rates and discount rates.
Valuation of Contingent Earnout Liabilities
As described in Note 19 to the consolidated financial statements, the Company’s contingent earnout liabilities balance was $266.9 million as of December 31, 2022. The fair value of the contingent earnout liabilities is based on Monte Carlo simulations that measure the present value of the expected future payments to be made to acquired companies or producers (“Partners”) in accordance with the provisions outlined in the respective purchase agreements. In determining the fair value, management estimates the Partner’s future performance using financial projections developed for the Partner and market participant assumptions that were derived for revenue growth, the number of rental units tracked or the insured value of sourced homeowners insurance. Management estimates future payments using the earnout formula and performance targets specified in each purchase agreement and the financial projections. These payments are discounted to present value using a risk-adjusted rate.
The principal considerations for our determination that performing procedures relating to the valuation of contingent earnout liabilities is a critical matter are (i) the significant judgment by management in estimating the fair value of the contingent earnout liabilities; (ii) a high degree of auditor judgment, subjectivity, and effort in performing procedures and evaluating management’s significant assumptions related to revenue growth and risk-adjusted discount rates; and (iii) the audit effort involved the use of professionals with specialized skill and knowledge.
Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to management’s valuation of the contingent earnout liabilities, including the development of the significant assumptions related to revenue growth and risk-adjusted discount rates. These procedures also included, among others (i) reading the purchase agreements and terms related to the contingent earnout and (ii) testing management’s process for estimating the fair value of the contingent earnout liabilities. Testing management’s process included evaluating the appropriateness of the valuation method, testing the completeness and accuracy of underlying data provided by management, and evaluating the reasonableness of the significant assumptions related to revenue growth and risk-adjusted discount rates. Evaluating the significant assumptions related to revenue growth and risk-adjusted discount rates involved considering the historical performance of the Partners, the historical performance of the Company, as well as industry and economic performance and forecasts. Professionals with specialized skill and knowledge were used to assist in evaluating the appropriateness of the Company’s valuation method and the reasonableness of the risk-adjusted discount rates.

/s/ PricewaterhouseCoopers LLP
Tampa, Florida
February 28, 2023, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in composition of the reportable segments discussed in Note 21, as to which the date is May 9, 2023
We have served as the Company’s auditor since 2019.

BRP GROUP, INC.
Consolidated Balance Sheets

	December 31,
(in thousands, except share and per share data)	2022	2021
Assets
Current assets:
Cash and cash equivalents	$118,090	$138,292
Restricted cash	112,381	89,445
Premiums, commissions and fees receivable, net	531,992	340,837
Prepaid expenses and other current assets	9,823	8,151
Due from related parties	113	1,668
Total current assets	772,399	578,393
Property and equipment, net	25,405	17,474
Right-of-use assets	96,465	81,646
Other assets	45,935	25,586
Intangible assets, net	1,099,918	944,467
Goodwill	1,422,060	1,228,741
Total assets	$3,462,182	$2,876,307
Liabilities, Mezzanine Equity and Stockholders’ Equity
Current liabilities:
Premiums payable to insurance companies	$471,294	$315,907
Producer commissions payable	53,927	35,971
Accrued expenses and other current liabilities	125,743	92,223
Related party notes payable	1,525	61,500
Current portion of contingent earnout liabilities	46,717	35,088
Total current liabilities	699,206	540,689
Revolving line of credit	505,000	35,000
Long-term debt, less current portion	809,862	814,614
Contingent earnout liabilities, less current portion	220,219	223,501
Operating lease liabilities, less current portion	87,692	71,357
Other liabilities	164	3,590
Total liabilities	2,322,143	1,688,751
Commitments and contingencies (Note 20)
Mezzanine equity:
Redeemable noncontrolling interest	487	269
Stockholders’ equity:
Class A common stock, par value $0.01 per share, 300,000,000 shares authorized; 61,447,368 and 58,602,859 shares issued and outstanding at December 31, 2022 and 2021, respectively	614	586
Class B common stock, par value $0.0001 per share, 100,000,000 shares authorized; 54,504,918 and 56,338,051 shares issued and outstanding at December 31, 2022 and 2021, respectively	5	6
Additional paid-in capital	704,291	663,002
Accumulated deficit	(96,764)	(54,992)
Stockholder notes receivable	(42)	(219)
Total stockholders’ equity attributable to BRP Group	608,104	608,383
Noncontrolling interest	531,448	578,904
Total stockholders’ equity	1,139,552	1,187,287
Total liabilities, mezzanine equity and stockholders’ equity	$3,462,182	$2,876,307

See accompanying Notes to Consolidated Financial Statements.

BRP GROUP, INC.
Consolidated Statements of Comprehensive Loss

	For the Years Ended December 31,
(in thousands, except share and per share data)	2022	2021	2020
Revenues:
Commissions and fees	$980,720	$567,290	$240,919

Operating expenses:
Commissions, employee compensation and benefits	719,445	400,050	174,114
Other operating expenses	173,708	102,162	48,060
Amortization expense	81,738	48,720	19,038
Change in fair value of contingent consideration	32,307	45,196	20,516
Depreciation expense	4,620	2,788	1,129
Total operating expenses	1,011,818	598,916	262,857

Operating loss	(31,098)	(31,626)	(21,938)

Other income (expense):
Interest expense, net	(71,072)	(26,899)	(7,857)
Other income (expense), net	26,137	424	(95)
Total other expense	(44,935)	(26,475)	(7,952)

Loss before income taxes	(76,033)	(58,101)	(29,890)
Income tax expense (benefit)	715	19	(5)
Net loss	(76,748)	(58,120)	(29,885)
Less: net loss attributable to noncontrolling interests	(34,976)	(27,474)	(14,189)
Net loss attributable to BRP Group	$(41,772)	$(30,646)	$(15,696)

Comprehensive loss	$(76,748)	$(58,120)	$(29,885)
Comprehensive loss attributable to noncontrolling interests	(34,976)	(27,474)	(14,189)
Comprehensive loss attributable to BRP Group	(41,772)	(30,646)	(15,696)

Basic and diluted loss per share	$(0.74)	$(0.64)	$(0.58)
Basic and diluted weighted-average shares of Class A common stock outstanding	56,825,348	47,587,866	27,175,705

See accompanying Notes to Consolidated Financial Statements.

BRP GROUP, INC.
Consolidated Statements of Stockholders’ Equity and Mezzanine Equity

	Stockholders' Equity									Mezzanine Equity
	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Stockholder Notes Receivable	Non- controlling Interest	Total	Redeemable Non- controlling Interest
(in thousands, except share data)	Shares	Amount	Shares	Amount
Balance at December 31, 2019	19,362,984	$194	43,257,738	$4	$82,425	$(8,650)	$(688)	$163,966	$237,251	$23
Net income (loss)	—	—	—	—	—	(15,696)	—	(14,245)	(29,941)	56
Issuances of Class A common stock, net of underwriting discounts and offering costs and redemption of Class B common stock for Class A common stock	23,287,500	233	(4,091,667)	—	197,357	—	—	175,134	372,724	—
Equity issued in business combinations	1,415,837	14	11,004,696	1	107,867	—	—	78,238	186,120	—
Share-based compensation, net of forfeitures	633,246	7	—	—	3,852	—	—	925	4,784	—
Redemptions and repurchases of common stock	253,599	2	(342,384)	—	638	—	—	(1,931)	(1,291)	—
Repayment of stockholder notes receivable	—	—	—	—	—	—	223	—	223	—
Contributions	—	—	—	—	—	—	—	—	—	19
Balance at December 31, 2020	44,953,166	450	49,828,383	5	392,139	(24,346)	(465)	402,087	769,870	98
Net income (loss)	—	—	—	—	—	(30,646)	—	(27,645)	(58,291)	171
Issuances of Class A common stock, net of underwriting discounts and offering costs	9,200,000	92	—	—	159,101	—	—	109,128	268,321	—
Equity issued in business combinations	1,053,190	10	7,441,139	1	86,606	—	—	107,990	194,607	—
Share-based compensation, net of forfeitures	2,465,032	25	—	—	16,621	—	—	960	17,606	—
Redemption of Class B common stock	931,471	9	(931,471)	—	8,535	—	—	(8,544)	—	—
Tax distributions to BRP's LLC Members	—	—	—	—	—	—	—	(5,072)	(5,072)	—
Repayment of stockholder notes receivable	—	—	—	—	—	—	246	—	246	—
Balance at December 31, 2021	58,602,859	586	56,338,051	6	663,002	(54,992)	(219)	578,904	1,187,287	269
Net income (loss)	—	—	—	—	—	(41,772)	—	(35,194)	(76,966)	218
Equity issued in business combinations	226,338	2	—	—	2,525	—	—	2,282	4,809	—
Share-based compensation, net of forfeitures	777,037	8	29,430	—	30,658	—	—	(2,100)	28,566	—
Redemption and cancellation of Class B common stock	1,841,134	18	(1,862,563)	(1)	8,106	—	—	(8,123)	—	—
Tax distributions to BRP's LLC Members	—	—	—	—	—	—	—	(4,321)	(4,321)	—
Repayment of stockholder notes receivable	—	—	—	—	—	—	177	—	177	—
Balance at December 31, 2022	61,447,368	$614	54,504,918	$5	$704,291	$(96,764)	$(42)	$531,448	$1,139,552	$487

See accompanying Notes to Consolidated Financial Statements.

BRP GROUP, INC.
Consolidated Statements of Cash Flows

	For the Years Ended December 31,
(in thousands)	2022	2021	2020
Cash flows from operating activities:
Net loss	$(76,748)	$(58,120)	$(29,885)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	86,358	51,508	20,167
Change in fair value of contingent consideration	32,307	45,196	20,516
Share-based compensation expense	47,389	19,193	7,744
(Gain) loss on interest rate caps	(26,220)	123	—
Payment of contingent earnout consideration in excess of purchase price accrual	(49,926)	(4,825)	(1,727)
Amortization of deferred financing costs	5,120	3,506	1,002
Other fair value adjustments	135	311	67
Changes in operating assets and liabilities, net of effect of acquisitions:
Premiums, commissions and fees receivable, net	(183,006)	(64,501)	(6,828)
Prepaid expenses and other assets	(11,320)	(8,032)	(1,611)
Due to/from related parties	937	(1,649)	24
Right-of-use assets	(13,492)	(81,646)	—
Accounts payable, accrued expenses and other current liabilities	173,362	55,188	27,348
Operating lease liabilities	16,531	83,877	—
Other liabilities	(3,889)	—	—
Net cash provided by (used in) operating activities	(2,462)	40,129	36,817
Cash flows from investing activities:
Cash consideration paid for business combinations, net of cash received	(387,919)	(668,033)	(669,236)
Cash consideration paid for asset acquisitions	(3,356)	(3,212)	(1,854)
Capital expenditures, net	(21,979)	(5,321)	(5,469)
Investment in business ventures	(1,103)	(1,907)	(1,250)
Net cash used in investing activities	(414,357)	(678,473)	(677,809)
Cash flows from financing activities:
Proceeds from issuance of Class A common stock, net of underwriting discounts	—	269,375	451,574
Purchase of LLC Units from shareholders	—	—	(78,274)
Payment of common stock offering costs	—	(1,054)	(1,868)
Payment of contingent earnout consideration up to amount of purchase price accrual	(48,309)	(7,723)	(1,192)
Proceeds from revolving line of credit	512,000	420,210	385,637
Payments on revolving line of credit	(42,000)	(385,210)	(325,000)
Proceeds from long-term debt	—	441,430	286,331
Payments on long-term debt	(8,509)	(5,630)	(1,000)
Payments of debt issuance costs	(1,821)	(1,124)	(4,507)
Proceeds from the sales and settlements of interest rate caps	21,246	—	—
Purchase of interest rate caps	(3,838)	(6,461)	—
Tax distributions to BRP's LLC Members	(9,393)	—	—
Proceeds received from repayment of stockholder notes receivable	177	246	223
Other financing activity	—	—	19
Net cash provided by financing activities	419,553	724,059	711,943
Net increase in cash and cash equivalents and restricted cash	2,734	85,715	70,951
Cash and cash equivalents and restricted cash at beginning of year	227,737	142,022	71,071
Cash and cash equivalents and restricted cash at end of year	$230,471	$227,737	$142,022

See accompanying Notes to Consolidated Financial Statements.

BRP GROUP, INC.
Consolidated Statements of Cash Flows (Continued)
	For the Years Ended December 31,
(in thousands)	2022	2021	2020
Supplemental schedule of cash flow information:
Cash paid for interest	$62,702	$22,110	$5,958
Cash paid for taxes	1,419	—	—
Disclosure of non-cash investing and financing activities:
Right-of-use assets obtained in exchange for operating lease liabilities	$24,910	$86,524	$—
Contingent earnout liabilities assumed in business combinations and asset acquisitions	14,918	127,420	98,523
Right-of-use assets increased through lease modifications and reassessments	5,905	6,131	—
Increase (decrease) in goodwill resulting from measurement period adjustments for prior year business combinations	5,534	(2,206)	—
Equity interest issued in business combinations and asset acquisitions	4,809	194,607	186,116
Conversion of contingent earnout liability to related party notes payable and to settle related party notes receivable	2,143	61,500	—
Capital expenditures incurred but not yet paid	855	350	301
Equity issued in satisfaction of a liability	711	—	—
Noncash debt issuance costs incurred	—	11,557	12,554
Noncash tax distributions payable	—	5,072	—
Principal and interest on revolving line of credit paid through funding of long-term debt	—	—	101,115

See accompanying Notes to Consolidated Financial Statements.

BRP GROUP, INC.
Notes to Consolidated Financial Statements
1. Business and Basis of Presentation
BRP Group, Inc. (“BRP Group” or the “Company”) was incorporated in the state of Delaware on July 1, 2019. BRP Group is a diversified insurance agency and services organization that markets and sells insurance products and services to its customers throughout the U.S. A significant portion of the Company’s business is concentrated in the Southeastern U.S., with several other regional concentrations. BRP Group and its subsidiaries operate through three reportable segments (“Operating Groups”), including Insurance Advisory Solutions, Underwriting, Capacity & Technology Solutions (“UCTS”) and Mainstreet Insurance Solutions, which are discussed in more detail in Note 21.
Principles of Consolidation
The consolidated financial statements include the accounts of BRP Group and its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.
As the sole manager of Baldwin Risk Partners, LLC (“BRP”), BRP Group operates and controls all the business and affairs of BRP, and has the sole voting interest in, and controls the management of, BRP. Accordingly, BRP Group consolidates BRP in its consolidated financial statements, resulting in a noncontrolling interest related to the membership interests of BRP (the “LLC Units”) held by BRP's members (“BRP's LLC Members”) in its consolidated financial statements.
The Company has prepared these consolidated financial statements in accordance with Accounting Standards Codification (“ASC”) Topic 810, Consolidation (“Topic 810”). Topic 810 requires that if an enterprise is the primary beneficiary of a variable interest entity, the assets, liabilities, and results of operations of the variable interest entity should be included in the consolidated financial statements of the enterprise. The Company has recognized certain entities as variable interest entities, of which the Company is the primary beneficiary, and has included the accounts of these entities in the consolidated financial statements. Refer to Note 4 for additional information regarding the Company’s variable interest entities.
Topic 810 also requires that the equity of a noncontrolling interest shall be reported on the consolidated balance sheets within total equity of the Company. Certain redeemable noncontrolling interests are reported on the consolidated balance sheets as mezzanine equity. Topic 810 also requires revenues, expenses, gains, losses, net income or loss, and other comprehensive income or loss to be reported in the consolidated financial statements at consolidated amounts, which include amounts attributable to the owners of the parent and the noncontrolling interests. Refer to the Redeemable Noncontrolling Interest and Noncontrolling Interest sections of Note 2 for additional information.
Use of Estimates
The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates. Significant estimates underlying the accompanying consolidated financial statements include the application of guidance for revenue recognition; the valuation of acquired relationships and contingent consideration; impairment of long-lived assets and goodwill; share-based compensation related to performance-based restricted stock unit awards; and the valuation allowance for deferred tax assets.
Changes in Presentation
Certain prior period amounts have been revised in the current year as a result of errors in balance sheet classification identified in the December 31, 2021 consolidated financial statements. $5.9 million of liabilities previously recorded as producer commissions payable is now recorded as premiums payable to insurance companies on the consolidated balance sheets. This revision had no impact on total current liabilities for the year ended December 31, 2021. $5.1 million of tax distributions to BRP's LLC Members in the consolidated statements of stockholders' equity and mezzanine equity previously recorded in additional paid-in capital is now recorded in noncontrolling interest and $5.1 million of equity issued in business combinations previously recorded in noncontrolling interest is now recorded in additional paid-in capital. There was no impact to total additional paid-in capital or total noncontrolling interest for the year ended December 31, 2021. These revisions are not material to the previously issued December 31, 2021 consolidated financial statements.

In addition, certain prior year amounts have been reclassified to conform to current year presentation, including (i) direct bill revenue and agency bill revenue lines have been collapsed into one commission revenue line in the disaggregated revenue table in Note 5, (ii) certain revenue streams previously classified as other income have been reclassified to consulting and service fee revenue or policy fee and installment fee revenue in the disaggregated revenue table in Note 5, and (iii) purchased customer accounts, distributor relationships and carrier relationships classes of intangible assets have been combined under one acquired relationships class in the intangible assets table in Note 9.
Recently Adopted Accounting Standards
In October 2021, the FASB issued Accounting Standards Update (“ASU”) No. 2021-08, Business Combinations (“Topic 805”)—Accounting for Contract Assets and Contract Liabilities from Contracts with Customers (“ASU 2021-08”) to improve the accounting for acquired revenue contracts with customers in a business combination by addressing diversity in practice and inconsistency related to (i) the recognition of an acquired contract liability and (ii) payment terms and their effect on subsequent revenue recognized by the acquirer. ASU 2021-08 requires that, at the acquisition date, an entity recognize and measure contract assets and contract liabilities acquired in a business combination in accordance with ASC Topic 606, Revenue from Contracts with Customers (“Topic 606”) as if it had originated the contracts, while also taking into account how the acquiree applied Topic 606. The Company adopted ASU 2021-08 effective January 1, 2023. The adoption will not have any impact on our consolidated financial statements.
2. Significant Accounting Policies
Revenue Recognition
The Company recognizes revenue in accordance with Topic 606.
The Company earns commission revenue by facilitating the arrangement between Insurance Company Partners and individuals or businesses by providing insurance placement services to insureds (“Clients”) with Insurance Company Partners. Commission revenues are usually a percentage of the premium paid by Clients and generally depend upon the type of insurance, the Insurance Company Partner and the nature of the services provided. In some limited cases, the Company shares commissions with other agents or brokers who have acted jointly with the Company in a transaction. The Company controls the fulfillment of the performance obligation and its relationship with its Insurance Company Partners and the outside agents. Commissions shared with downstream agents or brokers are recorded in commission, employee compensation and benefits expense in the consolidated statements of comprehensive loss. Commissions are earned at a point in time upon the effective date of bound insurance coverage as no performance obligation exists after coverage is bound.
Commission revenue is recorded net of allowances for estimated policy cancellations, which are determined based on an evaluation of historical and current cancellation data.
The Company earns service fee revenue in its Insurance Advisory Solutions segment by receiving negotiated fees in lieu of a commission and consulting revenue from services other than securing insurance coverage. Service fee and consulting revenues from certain agreements are recognized over time depending on when the services within the contract are satisfied and when the Company has transferred control of the related services to the customer.
Commissions and fees for brokerage services may be invoiced near the effective date of the underlying policy or over the term of the arrangement in installments during the policy period. However, regardless of the payment terms, commissions are recognized at a point in time upon the effective date of bound insurance coverage, as no performance obligation exists after coverage is bound.

The Company may receive a profit-sharing commission from an Insurance Company Partner, which is based primarily on underwriting results, but may also contain considerations for volume, growth, loss performance, or retention. Profit-sharing commissions represent a form of variable consideration, which includes additional commissions over base commissions received from Insurance Company Partners. Profit-sharing commissions associated with relatively predictable measures are estimated and recognized over time. The profit-sharing commissions are recorded as the underlying policies that contribute to the achievement of the metric are placed with any adjustments recognized when payments are received or as additional information that affects the estimate becomes available. Profit-sharing commissions associated with loss performance are uncertain, and therefore, are subject to significant reversal as loss data remains subject to material change. Management estimates profit-sharing commissions using historical outcomes and known trends impacting premium volume or loss ratios, subject to a constraint. The constraint is relieved when management estimates revenue that is not subject to significant reversal, which often coincides with the earlier of written notice from the Insurance Company Partner that the target has been achieved, or cash collection. Year-end amounts incorporate estimates subject to a constraint or where applicable, are based on confirmation from Insurance Company Partners after calculation of premium volume or loss ratios that are impacted by catastrophic losses.
The Company earns policy fee revenue for acting in its capacity as a managing general agent (“MGA”) on behalf of the Insurance Company Partner and fulfilling certain services including delivery of policy documents, processing payments and other administrative functions during the term of the insurance policy. Policy fee revenue is deferred and recognized over the life of the policy. These deferred amounts are recognized as contract liabilities, which is included as a component of accrued expenses and other current liabilities on the consolidated balance sheets. The Company earns installment fee revenue related to policy premiums paid on an installment basis for payment processing services performed on behalf of the Insurance Company Partner. The Company recognizes installment fee revenue in the period the services are performed.
The Company pays an incremental amount of compensation in the form of producer commissions on new business. These incremental costs are capitalized as deferred commission expense and amortized over five years, which represents management’s estimate of the average period over which a Client maintains its initial coverage relationship with the original Insurance Company Partner. The Company has concluded that this period is consistent with the transfer to the Client of the services to which the asset relates.
Due to the relatively short time period between the information gathering phase and binding insurance coverage, the Company has determined that costs to fulfill contracts are not significant. Therefore, costs to fulfill a contract are expensed as incurred.
Cash Equivalents
The Company considers all highly liquid short-term instruments with original maturities of three months or less to be cash equivalents.
Restricted Cash
Restricted cash includes amounts that are legally restricted as to use or withdrawal. Restricted cash represents cash collected from customers that is payable to Insurance Company Partners and for which segregation of this cash is required by contract with the relevant insurance company providing coverage or by law within the state. The Company also holds restricted cash specifically in its role as an MGA.
Premiums, Commissions and Fees Receivable, Net
Premiums receivable represent premiums due from Clients when the Company acts in its capacity as an insurance agent or broker on behalf of the Insurance Company Partner. In an agency bill contract, the Company typically collects premiums from Clients and, after deducting its authorized commissions, remits the net premiums to the appropriate Insurance Company Partners. Commissions receivable reflect commissions due from Insurance Company Partners. In a direct bill contract, the Insurance Company Partners collect the premiums directly from Clients and remit the applicable commissions to the Company. Fees receivable represent policy fees, consulting fees, service fees and other related amounts due from Clients of the Company’s services division.

Premiums, commissions and fees receivable are reported net of allowances for estimated policy cancellations. The allowance for estimated policy cancellations was $8.4 million and $5.2 million at December 31, 2022 and 2021, respectively, which represents a reserve for future reversals in commission and fee revenues related to the potential cancellation of Client insurance policies that were in force as of each year end. The allowance for estimated policy cancellations is established through a charge to revenues. The allowance for estimated policy cancellations is offset in part by a producer commissions chargeback of $3.3 million and $2.3 million at December 31, 2022 and 2021, respectively. The producer commissions chargeback is established through a charge to commissions, employee compensation and benefits expense and is netted against producer commissions payable on the consolidated balance sheets.
The Company recognizes an allowance for credit losses that reflects the Company's estimate of expected credit losses for its premiums, commissions and fees receivable. This allowance is not significant during any periods presented.
Property and Equipment, Net
Property and equipment is stated at cost. For financial reporting purposes, depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets as follows:

Useful Life (in Years)
Leasehold improvements	3 - 10
Furniture	5 - 7
Equipment	3 - 20
Leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful life or the reasonably assured lease term at inception of the lease. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts. The difference between the net book value of the assets and proceeds from disposal is recognized as a gain or loss on disposal, which is included in other income (expense), net in the consolidated statements of comprehensive loss. Routine maintenance and repairs are charged to expense as incurred, while costs of improvements and renewals are capitalized.
Property and equipment is evaluated for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. An asset is considered to be impaired when the sum of the undiscounted future net cash flows expected to result from the use of the asset and its eventual disposition does not exceed its carrying amount. The amount of the impairment loss, if any, is measured as the amount by which the carrying value of the asset exceeds its fair value.
Capitalized Software
The Company capitalizes certain costs to develop software for internal use as capitalized software in accordance with ASC Topic 350-40, Internal-Use Software. Costs incurred during the preliminary project stage and post-implementation stage of an internal-use software project are expensed as incurred while costs incurred during the application development stage of an internal-use software project are capitalized. Costs related to updates and enhancements to the software are only capitalized if they result in additional functionality to the Company. Capitalized software was $10.1 million at December 31, 2022, which is included as a component of software under intangible assets, net on the consolidated balance sheets.
Intangible Assets, Net and Goodwill
The majority of the Company’s intangible assets are acquired in connection with strategic acquisitions made by the Company (“Partnerships”). Intangible assets identified in a Partnership are recorded at fair value on the acquisition date. The excess of the purchase price in a business combination over the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed is assigned to goodwill.
Intangible assets are stated at cost, less accumulated amortization, and consist of acquired relationships, software and trade names acquired in connection with business combinations. Acquired relationships and trade names are being amortized based on a pattern of economic benefit over an estimated life of 1 to 20 years while software is amortized on the straight-line basis over an estimated useful life of 2 to 5 years.
Management assesses the fair value of acquired relationships, software and trade names by considering the estimated future cash flow benefits associated with ownership of the assets through the use of recognized income approach valuation methods. The valuation of these intangible assets involves significant assumptions concerning matters such as revenue and expense growth rates, customer attrition rates, obsolescence rates, royalty rates and discount rates.

We review our definite-lived intangible assets and other long-lived assets for impairment whenever an event occurs that indicates the carrying amount of an asset may not be recoverable. No impairment was recorded for the years ended December 31, 2022, 2021 or 2020.
Goodwill is subject to an impairment assessment on an annual basis or whenever indicators of impairment are present. The Company generally performs a qualitative assessment to determine whether a quantitative impairment test is necessary. For the year ended December 31, 2022, the Company elected to perform the quantitative test in lieu of the optional qualitative assessment. In a quantitative assessment, the Company compares the fair value of each reporting unit with its carrying amount to determine if there is potential impairment of goodwill. If the carrying value of a reporting unit is greater than the fair value, an impairment charge is recorded for the amount that the carrying amount of the reporting unit, including goodwill, exceeds its fair value, limited to the amount of goodwill of the reporting unit. No impairment was recorded for the years ended December 31, 2022, 2021 or 2020.
Deferred Financing Costs, Net
Deferred financing costs consist of origination fees and debt issuance costs related to obtaining credit facilities. The Company has recorded these costs as an asset and liability on the consolidated balance sheets in accordance with ASC Topic 835-30, Interest. Deferred financing costs associated with revolving credit facilities are included in other assets on the consolidated balance sheets while those related to term loans are recorded as an offset to long-term debt. Deferred financing costs included in other assets were $6.4 million and $4.9 million, net of accumulated amortization of $2.8 million and $1.8 million, at December 31, 2022 and 2021, respectively. Deferred financing costs and original issue discount included in long-term debt totaled $27.0 million and $26.6 million, net of accumulated amortization of $7.3 million and $3.2 million, at December 31, 2022 and 2021, respectively. Such costs are amortized using the effective interest method over the terms of the respective debt. Amortization of deferred financing costs, which is included in interest expense, net in the accompanying consolidated statements of comprehensive loss, was approximately $5.1 million, $3.5 million, and $1.0 million for the years ended December 31, 2022, 2021 and 2020, respectively.
Derivative Instruments
The Company utilizes derivative financial instruments, consisting of interest rate caps, to manage the Company’s interest rate exposure. Derivative instruments are recognized as assets or liabilities at fair value on the consolidated balance sheets. The Company has not designated these derivatives as hedging instruments for accounting purposes and, accordingly, the changes in fair value of these derivatives are recognized in earnings. Cash payments and receipts under the derivative instruments are classified within cash flows from financing activities in the accompanying consolidated statements of cash flows. The Company does not use derivative instruments for trading or speculative purposes.
Self-Insurance Reserve
The Company converted to a self-insured health insurance plan beginning in March 2020 for which it carries an insurance program with specific retention levels or high per-claim deductibles for expected losses. The Company records a liability for all unresolved claims and for an estimate of incurred but not reported (“IBNR”) claims at the anticipated cost that falls below its specified retention levels or per-claim deductible amounts. In establishing reserves, the Company considers actuarial assumptions and judgments regarding economic conditions and the frequency and severity of claims. The Company had an IBNR reserve of $1.8 million and $1.1 million at December 31, 2022 and 2021, respectively, which is included in accrued expenses and other current liabilities on the consolidated balance sheets.
Leases
The Company adopted ASC Topic 842, Leases (“Topic 842”) effective January 1, 2021. The Company elected the optional transition method practical expedient to apply the new guidance at its effective date, without having to adjust the prior two years comparative financial statements. As a result, leases are accounted for under ASC Topic 840, Leases (“Topic 840”) in the accompanying statement of comprehensive loss for the year ended December 31, 2020. The Company also elected the package of three practical expedients for transition, allowing the carryforward of certain aspects of its historical lease accounting under Topic 840 for leases that commenced before the effective date, including not to reassess (i) whether any expired or existing contracts are or contain leases, (ii) lease classification for any expired or existing leases, and (iii) initial direct costs for any existing leases.

A lease is an agreement between two or more parties that creates enforceable rights and obligations that conveys the right to control the use of an identified asset for a period of time in exchange for consideration. Topic 842 requires an entity to determine whether a contract is a lease or contains a lease at the inception of the contract, considering all relevant facts and circumstances. There are two main components in determining if a contract is a lease: (i) a right to use an identified asset and (ii) control over the use of the identified asset. A customer does not have the right to use an identified asset if, at inception of the contract, a supplier has the substantive right to substitute the asset throughout the period of use. Control over the use of the identified asset requires a customer to obtain “substantially all the economic benefits” and to have the “ability to direct the use of the asset.”
Topic 842 requires the recognition of lease right-of-use (“ROU”) assets and lease liabilities on the balance sheet. Leases are classified at their commencement date, which is defined as the date on which the lessor makes the underlying asset available for use by the lessee, as either operating or finance leases based on the economic substance of the agreement. We recognize ROU assets and lease liabilities on our consolidated balance sheets for operating leases. Lease liabilities are measured at the lease commencement date as the present value of the future lease payments determined using either (i) the interest rate implicit in the lease, if readily determinable, or (ii) the Company's incremental borrowing rate on the lease commencement date. Lease ROU assets are measured as the lease liability plus initial direct costs and prepaid lease payments less lease incentives. The lease term is the non-cancelable period of the lease and includes options to extend or terminate the lease when it is reasonably certain that an option will be exercised.
The Company elected the practical expedient to not separate non-lease and lease components and instead account for them as a single lease component for all classes of underlying assets. The Company does not include variable payments that are not based on an index or rate in the single lease component, regardless of whether they are related to the lease or non-lease component.
The Company made the short term lease exemption accounting policy election to not recognize a lease liability or ROU asset on the consolidated balance sheets for leases with an initial term of 12 months or less. Operating lease expenses on capitalized leases and short-term leases are recognized on a straight-line basis over the respective lease term, inclusive of rent escalation provisions and rent holidays, as a component of other operating expense in the consolidated statements of comprehensive loss.
Contingent Earnout Liabilities
The Company accounts for contingent consideration relating to business combinations as a contingent earnout liability and an increase to goodwill at the date of acquisition and continually remeasures the liability at each balance sheet date by recording changes in fair value through change in fair value of contingent consideration in the consolidated statements of comprehensive loss. The ultimate settlement of contingent earnout liabilities relating to business combinations may be for amounts that are materially different from the amounts initially recorded and may cause volatility in the Company’s results of operations.
The Company accounts for contingent consideration relating to asset acquisitions as a contingent earnout liability and an increase to the cost of the acquired assets on a relative fair value basis at the date of acquisition. Once recognized, the contingent earnout liability is not derecognized until the contingency is resolved and the consideration is issued or becomes issuable. If the amount initially recognized as a liability exceeds the fair value of the contingent consideration issued or issuable, the entity recognizes that amount as a reduction of the cost of the asset acquisition. The ultimate settlement of contingent earnout liabilities relating to asset acquisitions may be for amounts that are materially different from the amounts initially recorded.
The Company determines the fair value of contingent earnout liabilities based on future cash flow projections under various potential scenarios and weighs the probability of these outcomes as discussed further in Note 19.
Redeemable Noncontrolling Interest
ASC Topic 480, Distinguishing Liabilities from Equity (“Topic 480”), requires noncontrolling interests that are redeemable for cash or other assets to be classified outside of permanent equity if they are redeemable (i) at a fixed or determinable price on a fixed or determinable date, (ii) at the option of the holder, or (iii) upon the occurrence of an event that is not solely within the control of the issuer.
Redeemable noncontrolling interests are reported at estimated redemption value measured as the greater of estimated fair value at the end of each reporting period or the historical cost basis of the redeemable noncontrolling interest adjusted for cumulative earnings or loss allocations. The resulting increases or decreases to redemption value, if applicable, are recognized as adjustments to retained earnings.

Noncontrolling Interest
Noncontrolling interests are reported at historical cost basis adjusted for cumulative earnings or loss allocations and classified as a component of stockholders’ equity on the consolidated balance sheets.
Income Taxes
BRP is treated as a partnership for U.S. federal, state and local income tax purposes. As a partnership, BRP’s taxable income or loss is included in the taxable income of its members. BRP Group and BRP Colleague Inc., an indirect subsidiary of BRP Group, are both C corporations and taxable entities.
The Company accounts for income taxes pursuant to the asset and liability method which requires the recognition of deferred income tax assets and liabilities related to the expected future tax consequences arising from temporary differences between the carrying amounts and tax bases of assets and liabilities based on enacted statutory tax rates applicable to the periods in which the temporary differences are expected to reverse. Any effects of changes in income tax rates or laws are included in income tax expense in the period of enactment.
The Company and its subsidiaries follow ASC Topic 740, Income Taxes. A component of this standard prescribes a recognition and measurement threshold of uncertain tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. Management has evaluated the Company’s tax positions and concluded that the Company has taken no uncertain tax positions that require adjustment to the financial statements to comply with the provisions of this guidance. The Company does not expect any of its tax positions to change significantly in the near term.
Tax Receivable Agreement
The Company’s future exchanges of BRP LLC Units from BRP’s LLC Members and the corresponding number of shares of Class B common stock for shares of Class A common stock, is expected to result in increases in its share of the tax basis of the tangible and intangible assets of BRP, which will increase the tax depreciation and amortization deductions that otherwise would not have been available to BRP Group. These increases in tax basis and tax depreciation and amortization deductions are expected to reduce the amount of cash taxes that BRP Group would otherwise be required to pay in the future. BRP Group has entered into a Tax Receivable Agreement with the other members of BRP that requires it to pay them 85% of the amount of cash savings, if any, in U.S. federal, state, and local income tax that BRP Group actually realizes (or, under certain circumstances, is deemed to realize) as a result of the increases in tax basis in connection with exchanges by the recipients described above and certain other tax benefits attributable to payments under the Tax Receivable Agreement.
Share-Based Compensation
Share-based payments to directors, officers, Colleagues and consultants are measured based on the estimated grant-date fair value. The grant-date fair value of restricted and unrestricted stock awards is equal to the market value of BRP Group’s Class A common stock on the date of grant. The Company also issues stock awards that vest based on service conditions, performance conditions, or market conditions. The Company applies the Black-Scholes option-pricing model, a Monte Carlo Simulation, or a lattice model, depending on the vesting conditions, in determining the fair value of performance-based restricted stock unit awards to employees. The Company recognizes share-based compensation expense over the requisite service period for awards expected to ultimately vest. The Company recognizes forfeitures as they occur. Refer to Note 15 for additional information regarding our share-based compensation plans.
Advisor Incentive Awards
BRP previously had advisor incentive agreements with several of its Risk Advisors to incentivize them to stay with the Company and grow their book of business. The incentive rights had a deposit buy-in requirement payable in the form of payroll withholding or other cash payments for which the Company recorded an advisor incentive liability. The incentive rights could be converted to LLC Units after the achievement of certain milestones, subject to approval at the discretion of management. The Company’s obligation related to advisor incentive liabilities of all but one Risk Advisor was settled in connection with its reorganization during 2019. One Risk Advisor chose not to convert his incentive rights into common stock of BRP Group and the Company continued to record an advisor incentive liability at the expected buyout amount each reporting period as a component of other liabilities in the accompanying balance sheets.

The Company accounts for advisor incentive awards as liability-classified share-based payment awards under ASC Topic 718, Compensation—Stock Compensation (“Topic 718”). The Company estimated the value of the expected buyout amount each reporting period and recorded compensation expense and an increase to the advisor incentive liability. The Company recorded compensation expense related to the advisor incentive liability of $1.2 million, $1.2 million and $0.4 million for the years ended December 31, 2022, 2021 and 2020, respectively, which is included in commissions, employee compensation and benefits in the consolidated statements of comprehensive loss.
During the second quarter of 2022, the Company entered into an agreement with the aforementioned Risk Advisor to settle the remaining advisor incentive liability for $4.8 million, at which time the liability was adjusted to the settlement amount and reclassified from other liabilities to accrued expenses and other current liabilities. The obligation was subsequently satisfied in the third quarter of 2022.
Fair Value of Financial Instruments
The carrying values of the Company’s financial assets and liabilities, including cash and cash equivalents, premiums, commissions and fees receivable, premiums payable to insurance companies, producer commissions payable and accrued expenses and other current liabilities, approximate their fair values because of the short maturity and liquidity of those instruments.
Contingencies
The Company accounts for contingencies in accordance with ASC Topic 450-20, Loss Contingencies. Liabilities for loss contingencies arising from various claims and legal actions are recorded when it is probable that a liability has been incurred and the amount is reasonably estimable. In certain cases, where a range of loss exists, the Company accrues the minimum amount in the range if no amount within the range is a better estimate than any other amount. Refer to Note 20 for additional information regarding the Company's contingencies.
Concentrations
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents. The Company manages this risk by using high credit worthy financial institutions. Interest-bearing accounts and noninterest-bearing accounts are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. Deposits exceed amounts insured by the FDIC. The Company has not experienced any losses from its deposits.
For the year ended December 31, 2020, one Insurance Company Partner accounted for approximately 13% of the Company’s core commissions. No one Insurance Company Partner accounted for 10% or more of the Company's core commissions for the years ended December 31, 2022 or 2021.
3. Business Combinations
The Company completed three business combinations for an aggregate purchase price of $413.8 million during the year ended December 31, 2022. In accordance with Topic 805, total consideration was first allocated to the fair value of assets acquired and liabilities assumed, with the excess being recorded as goodwill. For financial statement purposes, goodwill is not amortized but rather is evaluated for impairment at least annually or more frequently if an event or change in circumstances occurs that indicates goodwill may be impaired. For tax purposes, goodwill is deductible and will be amortized over a period of 15 years.
The Company completed the following business combinations during the year ended December 31, 2022:
•The Company acquired all the equity interests of Westwood Insurance Agency (“Westwood”), a Mainstreet Insurance Solutions Partner effective April 29, 2022, to enhance the Company’s expertise and capabilities in embedded, tech-enabled homeowners insurance solutions.
•The Company acquired substantially all the assets and assumed certain liabilities of Venture Captive Management, LLC (“VCM”), a UCTS Partner effective June 3, 2022, to expand its capabilities into captive management and alternative risk funding solutions for Clients.
•The Company acquired substantially all the assets and assumed certain liabilities of National Health Plans & Benefits Agency, LLC (“NHPBA”), a Mainstreet Insurance Solutions Partner effective August 1, 2022, to enhance the Company’s expertise and expand its offerings within the individual health insurance market.

The recorded purchase price for business combinations includes an estimation of the fair value of contingent earnout obligations associated with contractual earnout provisions and other similar provisions providing for post-closing contingent consideration payments, which are based on recurring revenue, the insured value of sourced homeowners insurance of Westwood or other similar post-closing metrics. The contingent earnout consideration amounts identified in the table below are measured at fair value within Level 3 of the fair value hierarchy as discussed further in Note 19. Any subsequent changes in the fair value of contingent earnout liabilities will be recorded in the consolidated statements of comprehensive loss when incurred.
The recorded purchase price for certain business combinations also includes an estimation of the fair value of equity interests, which is calculated based on the value of the Company’s Class A common stock on the closing date taking into account a discount for lack of marketability.
The operating results of these business combinations have been included in the consolidated statements of comprehensive loss since their respective acquisition dates. The Company recognized total revenues and net income from its business combinations of $82.1 million and $24.9 million, respectively, for the year ended December 31, 2022.
Acquisition-related costs incurred in connection with these business combinations are recorded in other operating expenses in the consolidated statements of comprehensive loss. The Company incurred acquisition-related costs from these business combinations of $2.3 million for the year ended December 31, 2022.
Due to the complexity of valuing the consideration paid and the purchase price allocation and the timing of these activities, certain amounts included in the consolidated financial statements may be provisional and subject to additional adjustments within the measurement period as permitted by Topic 805. Specifically, the Company's valuations of premiums, commissions and fees receivable and premiums payable to insurance companies in accordance with Topic 606 are estimates subject to change based on relevant factors over the policy period. In addition, the valuations of intangible assets are estimates based on assumptions of factors such as discount rates and growth rates. Accordingly, these assets are subject to measurement period adjustments as determined after the passage of time. Any measurement period adjustments related to prior period business combinations are reflected as current period adjustments in accordance with Topic 805. Refer to Note 9 and Note 19 for information regarding measurement period adjustments recorded during the years ended December 31, 2022 and 2021.
The table below provides a summary of the total consideration and the estimated purchase price allocations made for each of the business acquisitions that became effective during the year ended December 31, 2022.

(in thousands)	Westwood	All Others(1)	Totals
Cash consideration paid	$372,939	$17,415	$390,354
Fair value of contingent earnout consideration	12,724	2,194	14,918
Fair value of equity interest	—	4,809	4,809
Deferred payment	—	3,716	3,716
Total consideration	$385,663	$28,134	$413,797

Cash	$658	$1,727	$2,385
Restricted cash	50	—	50
Premiums, commissions and fees receivable	4,225	157	4,382
Other assets	392	1,281	1,673
Intangible assets	209,200	14,484	223,684
Goodwill	174,727	13,058	187,785
Total assets acquired	389,252	30,707	419,959
Premiums payable to insurance companies	(218)	—	(218)
Producer commissions payable	(2,488)	—	(2,488)
Other liabilities	(883)	(2,573)	(3,456)
Total liabilities acquired	(3,589)	(2,573)	(6,162)
Net assets acquired	$385,663	$28,134	$413,797

Maximum potential contingent obligations	$15,000	$12,294	$27,294
__________
(1)    The “All Others” column includes amounts for the VCM and NHPBA business combinations.

The factors contributing to the recognition of goodwill are based on expanding business presence into new service markets, strategic benefits expected to be realized from acquiring the Partners’ assembled workforce and technology, in addition to other synergies gained from integrating the Partners’ operations into our consolidated structure.
The intangible assets acquired in connection with business combinations during the year ended December 31, 2022 have the following values and estimated weighted-average lives:

(in thousands, except weighted-average lives)	Amount	Weighted-Average Life
Acquired relationships	$189,750	20.0 years
Software	29,500	5.0 years
Trade names	4,434	4.9 years
The following unaudited pro forma consolidated results of operations are provided for illustrative purposes only and have been presented as if the acquisitions of Westwood, VCM and NHPBA occurred on January 1, 2021. This unaudited pro forma information should not be relied upon as being indicative of the historical results that would have been obtained if the acquisitions had occurred on that date, nor of the results that may be obtained in the future.

	For the Years Ended December 31,
(unaudited) (in thousands, except per share data)	2022	2021
Pro forma results:
Total revenues(1)	$1,014,488	$664,968
Net loss(1)	(78,817)	(66,474)
Net loss attributable to BRP Group(1)	(42,850)	(34,742)

Basic and diluted loss per share	$(0.75)	$(0.73)
Weighted-average shares of Class A common stock outstanding - basic and diluted	56,942	47,814
__________
(1)    Reflects annual GAAP revenue/net loss, plus revenue/net income (loss) from Partnerships in the unowned portion of the period based on a quality of earnings review and not an audit, in each case, at the time the due diligence was conducted and may not include full revenue run rate for partial period impacts in the quality of earnings review and revenue growth between the quality of earnings review and the period close date, which may be three to six months delayed.
4. Variable Interest Entities
Topic 810 requires a reporting entity to consolidate a variable interest entity (“VIE”) when the reporting entity has a variable interest or combination of variable interests that provide the entity with a controlling financial interest in the VIE. The Company continually assesses whether it has a controlling financial interest in each of its VIEs to determine if it is the primary beneficiary of the VIE and should, therefore, consolidate each of the VIEs. A reporting entity is considered to have a controlling financial interest in a VIE if it has (i) the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance, and (ii) the obligation to absorb the losses of, or the right to receive benefits from, the VIE that could potentially be significant to the VIE.
The Company determined that it is the primary beneficiary of its VIEs, which include Laureate Insurance Partners, LLC, BKS Smith, LLC, BKS MS, LLC and BKS Partners Galati Marine Solutions, LLC. The Company has consolidated its VIEs into the consolidated financial statements.
Total revenues and expenses of the Company’s consolidated VIEs included in the consolidated statements of comprehensive loss were $1.7 million and $1.0 million, respectively, for the year ended December 31, 2022, $1.0 million and $0.6 million, respectively, for the year ended December 31, 2021, and $0.8 million and $0.7 million, respectively, for the year ended December 31, 2020.
Total assets and liabilities of the Company's consolidated VIEs included on the consolidated balance sheets were $0.4 million and $0.1 million, respectively, at December 31, 2022 and $0.6 million and less than $0.1 million, respectively, at December 31, 2021. The assets of the consolidated VIEs can only be used to settle the obligations of the consolidated VIEs and the creditors of the liabilities of the consolidated VIEs do not have recourse to the Company.

5. Revenue
The following table provides disaggregated commissions and fees revenue by major source:

	For the Years Ended December 31,
(in thousands)	2022	2021	2020
Commission revenue (1)	$786,794	$472,495	$196,537
Profit-sharing revenue (2)	66,091	37,392	16,397
Consulting and service fee revenue (3)	61,244	30,182	3,509
Policy fee and installment fee revenue (4)	55,362	19,903	15,236
Other income (5)	11,229	7,318	9,240
Total commissions and fees	$980,720	$567,290	$240,919
__________
(1)    Commission revenue is earned by providing insurance placement services to Clients under direct bill and agency bill arrangements with Insurance Company Partners for private risk management, commercial risk management, wealth management, employee benefits and Medicare insurance types.
(2)    Profit-sharing revenue represents bonus-type revenue that is earned by the Company as a sales incentive provided by certain Insurance Company Partners.
(3)    Service fee revenue is earned by receiving negotiated fees in lieu of a commission and consulting revenue is earned by providing specialty insurance consulting.
(4)    Policy fee revenue represents revenue earned for acting in the capacity of an MGA on behalf of the Insurance Company Partner and fulfilling certain services including delivery of policy documents, processing payments and other administrative functions. Installment fee revenue represents revenue earned by the Company for providing payment processing services on behalf of the Insurance Company Partner related to policy premiums paid on an installment basis.
(5)    Other income includes other ancillary income and premium financing income generated across all Operating Groups as well as marketing income that is based on agreed-upon cost reimbursement for fulfilling specific targeted Medicare marketing campaigns.
The application of Topic 606 requires the use of management judgment. The following are the areas of most significant judgment as it relates to Topic 606:
•The Company considers the policyholders as representative of its customers in the majority of contractual relationships, with the exception of Medicare contracts in its Mainstreet Insurance Solutions Operating Group, where the Insurance Company Partner is considered its customer.
•Medicare contracts in the Mainstreet Insurance Solutions Operating Group are multi-year arrangements in which the Company is entitled to renewal commissions. However, the Company has applied a constraint to renewal commissions that limits revenue recognized on new policies to the policy year in effect, and revenue recognized on renewed policies to the receipt of periodic cash, when a risk of significant reversals exists based on: (i) insufficient history; and (ii) the influence of external factors outside of the Company’s control including policyholder discretion over plans and Insurance Company Partner relationship, political influence, and a contractual provision, which limits the Company’s right to receive renewal commissions to ongoing compliance and regulatory approval of the relevant Insurance Company Partner and compliance with the Centers for Medicare and Medicaid Services.
•The Company recognizes separately contracted commissions revenue at the effective date of insurance placement and considers any ongoing interaction with the customer to be insignificant in the context of the obligations of the contract.
•Variable consideration includes estimates of direct bill commissions, reserves for policy cancellations and accruals for profit-sharing income.
•Costs to obtain a contract are deferred and recognized over five years, which represents management’s estimate of the average period over which a Client maintains its initial coverage relationship with the original Insurance Company Partner.
•Due to the relatively short time period between the information gathering phase and binding insurance coverage, the Company has determined that costs to fulfill contracts are not significant. Therefore, costs to fulfill a contract are expensed as incurred.

6. Contract Assets and Liabilities
Contract assets arise when the Company recognizes (i) revenue for amounts which have not yet been billed and (ii) receivables for premiums to be collected on behalf of Insurance Company Partners. Contract liabilities relate to payments received in advance of performance under the contract before the transfer of a good or service to the customer. Contract assets are included in premiums, commissions and fees receivable, net and contract liabilities are included in accrued expenses and other current liabilities on the consolidated balance sheets. The balances of contract assets and liabilities arising from contracts with customers were as follows:

	December 31,
(in thousands)	2022	2021
Contract assets	$278,023	$168,550
Contract liabilities	30,981	18,178
Contract assets related to 2022 business combinations comprised $5.9 million at December 31, 2022. During the year ended December 31, 2022, the Company recognized revenue of $18.2 million related to the contract liabilities balance at December 31, 2021.
7. Deferred Commission Expense
The Company pays an incremental amount of compensation in the form of producer commissions on new business. In accordance with ASC Topic 340, Other Assets and Deferred Costs, these incremental costs are deferred and amortized over five years, which represents management’s estimate of the average benefit period for new business. Deferred commission expense represents producer commissions that are capitalized and not yet expensed and are included in other assets on the consolidated balance sheets. The table below provides a rollforward of deferred commission expense:

	For the Years Ended December 31,
(in thousands)	2022	2021
Balance at beginning of year	$11,336	$4,751
Costs capitalized	14,967	8,812
Amortization	(4,634)	(2,227)
Balance at end of year	$21,669	$11,336
8. Property and Equipment, Net
Property and equipment, net consists of the following:

	December 31,
(in thousands)	2022	2021
Equipment	$19,331	$9,151
Leasehold improvements	8,072	7,967
Furniture	4,132	3,970
Construction in process	2,190	—
Other	342	684
Total property and equipment	34,067	21,772
Accumulated depreciation	(8,662)	(4,298)
Property and equipment, net	$25,405	$17,474
Depreciation expense recorded for property and equipment was $4.6 million, $2.8 million and $1.1 million for the years ended December 31, 2022, 2021 and 2020, respectively.

9. Intangible Assets, Net and Goodwill
The Company recognizes certain separately identifiable intangible assets acquired in connection with business combinations and asset acquisitions. The Company had certain transactions that were accounted for as asset acquisitions during each of the years ended December 31, 2022 and 2021 in which substantially all the fair value of the gross assets acquired of $3.4 million and $4.2 million, respectively, related to acquired relationships. Refer to Note 3 for a summary of intangible assets acquired in connection with business combinations during the year ended December 31, 2022. Intangible assets consist of the following:

	December 31, 2022			December 31, 2021
(in thousands)	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Acquired relationships(1)	$1,153,031	$(124,228)	$1,028,803	$959,925	$(59,542)	$900,383
Software	81,392	(30,790)	50,602	41,743	(18,265)	23,478
Trade names (1)	28,623	(8,110)	20,513	24,189	(3,583)	20,606
Totals	$1,263,046	$(163,128)	$1,099,918	$1,025,857	$(81,390)	$944,467
__________
(1)    During the year ended December 31, 2021, the company recorded measurement period adjustments relating to certain businesses acquired in 2020, which decreased acquired relationships and trade names by $4.6 million and $0.2 million, respectively.
Amortization expense recorded for intangible assets was $81.7 million, $48.7 million and $19.0 million for the years ended December 31, 2022, 2021 and 2020, respectively.
Future annual estimated amortization expense over the next five years for intangible assets is as follows (in thousands):

For the Years Ending December 31,	Amortization
2023	$91,207
2024	89,366
2025	89,401
2026	84,924
2027	74,684
Refer to Note 3 for a summary of goodwill recorded in connection with business combinations during the year ended December 31, 2022. The changes in carrying value of goodwill by Operating Group for the periods are as follows:

(in thousands)	Insurance Advisory Solutions	Underwriting, Capacity & Technology Solutions	Mainstreet Insurance Solutions	Total
Balance at December 31, 2020	$526,858	$65,319	$59,325	$651,502
Goodwill of acquired businesses	376,475	198,699	4,271	579,445
Measurement period adjustments(1)	(2,206)	—	—	(2,206)
Balance at December 31, 2021	901,127	264,018	63,596	1,228,741
Goodwill of acquired businesses	—	6,877	180,908	187,785
Measurement period adjustments(2)	5,018	516	—	5,534
Balance at December 31, 2022	$906,145	$271,411	$244,504	$1,422,060
__________
(1)    Measurement period adjustments recorded during 2021 relating to businesses acquired in 2020 decreased assets other than goodwill by $5.4 million, decreased liabilities by $5.1 million, and decreased cash consideration by $2.5 million.
(2)    Measurement period adjustments recorded during 2022 relating to businesses acquired in 2021 increased premiums, commissions and fees receivable by $3.8 million, increased current liabilities by $9.1 million and increased consideration by $0.2 million.

10. Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consist of the following:

	December 31,
(in thousands)	2022	2021
Accrued compensation and benefits	$44,903	$22,460
Contract liabilities	30,981	18,178
Current portion of operating lease liabilities	14,043	12,520
Accrued expenses	13,101	9,731
Current portion of long-term debt	8,509	8,521
Deferred consideration payments	6,840	12,355
Tax distribution payable	—	5,072
Other	7,366	3,386
Accrued expenses and other current liabilities	$125,743	$92,223
11. Long-Term Debt
On October 14, 2020, the Company entered into a credit agreement with JPMorgan Chase Bank, N.A to provide senior secured credit facilities in an aggregate principal amount of $800.0 million (the “JPM Credit Agreement”), which consisted of (i) a term loan facility in the principal amount of $400.0 million maturing October 14, 2027 (the “Term Loan B”) and (ii) a revolving credit facility with commitments in an aggregate principal amount of $400.0 million maturing October 14, 2025 (the “Revolving Facility”). The JPM Credit Agreement is secured by substantially all assets of the Company.
During 2021, the JPM Credit Agreement was amended to provide senior secured credit facilities in an aggregate principal amount of $1.325 billion, which consisted of (i) the Term Loan B in the principal amount of $850.0 million maturing October 14, 2027 and (ii) the Revolving Facility with commitments in an aggregate principal amount of $475.0 million maturing October 14, 2025. As of December 31, 2021, the Term Loan B accrued interest at the London Interbank Offered Rate (“LIBOR”) plus 350 bps, subject to a LIBOR floor of 50 bps and borrowings under the Revolving Facility accrued interest at LIBOR plus an amount between 200 bps and 300 bps based on the total net leverage ratio.
On March 28, 2022, the Company entered into Amendment No. 5 to the JPM Credit Agreement, under which (i) the aggregate principal commitment amount of the Revolving Facility was increased from $475.0 million to $600.0 million, (ii) the interest rate on the Revolving Facility changed to the Secured Overnight Financing Rate (“SOFR”), plus a credit spread adjustment of 10 bps plus an amount between 200 bps and 300 bps based on the total net leverage ratio, (iii) the total net leverage ratio covenant increased to 7.0x consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”) and (iv) the maturity of the Revolving Facility was extended to April 1, 2027. The other terms of the Revolving Facility and the terms of the Term Loan B remained unchanged. The JPM Credit Agreement also provides for a benchmark replacement to SOFR for the Term Loan B such that there are no material contract modifications resulting from a transition from LIBOR.
The Company capitalized debt issuance costs related to the JPM Credit Agreement of $1.8 million and $12.7 million during the years ended December 31, 2022 and 2021, respectively.
The outstanding borrowings on the Revolving Facility of $505.0 million had an applicable interest rate of 7.41% at December 31, 2022. The Revolving Facility is also subject to a commitment fee of 0.40% on the unused capacity of $95.0 million at December 31, 2022. At December 31, 2022, the outstanding borrowings on the Term Loan B of $838.1 million had an applicable interest rate of 7.79%.
The JPM Credit Agreement requires the Company to meet certain financial covenants and comply with customary affirmative and negative covenants as listed in the underlying agreement. The Company was in compliance with these covenants at December 31, 2022.

Future annual maturities of the Term Loan B are as follows as of December 31, 2022:

(in thousands)	Amount
Payments for the years ending December 31,
2023	$8,509
2024	8,509
2025	8,509
2026	8,509
2027	804,078
Total long-term debt	838,114
Less: unamortized debt discount and issuance costs	(19,743)
Net long-term debt	$818,371
Interest Rate Caps
The Company entered into interest rate caps to mitigate its exposure to interest rate risk by limiting the impact of interest rate changes on cash flows. The interest rate caps limit the variability of the base rate to the amount of the cap. In March 2021, the Company executed three interest rate cap agreements, each with a notional amount of $300.0 million, and interest rate caps of 0.75%, 1.50% and 2.50%, expiring on March 10, 2022, March 10, 2024 and March 8, 2026, respectively. In August 2021, the Company executed two interest rate cap agreements, each with a notional amount of $100.0 million and interest rate cap of 3.00%, expiring on August 13, 2028. In November 2022, the Company executed two interest rate cap agreements, each with a notional amount of $600.0 million and interest rate cap of 7.00%, expiring on November 30, 2025. On May 5, 2022, the Company sold its $300.0 million notional, 2.50% interest rate cap expiring March 8, 2026 and two $100.0 million notional, 3.00% interest rate caps expiring August 13, 2028 for aggregate proceeds of $19.0 million.
The interest rate caps are recorded at an aggregate fair value of $15.2 million and $6.3 million at December 31, 2022 and 2021, respectively. The interest rate caps are included as a component of other assets on the consolidated balance sheets. The Company recognized a gain on interest rate caps, net of cash received for settlement of $24.0 million for the year ended December 31, 2022, which included a realized gain of $13.5 million related to the aforementioned sale. In addition, the Company realized a gain on interest rate caps related to settlements received of $2.2 million for the year ended December 31, 2022. The Company recognized a loss on interest rate caps of $0.1 million for the year ended December 31, 2021. The fair value gain or loss on interest rate caps and the gain on interest rate caps related to settlements received are included as components of other income (expense), net in the consolidated statements of comprehensive loss.
12. Leases
The Company has operating leases relating to its facilities and office equipment with terms expiring though December 2030. Determination of whether a new contract is a lease is made at contract inception or at the modification date for a modified contract. The Company's operating leases may require fixed rental payments, variable lease payments based on usage or sales and fixed non-lease costs relating to the leased asset. Fixed non-lease costs such as common-area maintenance costs are included in the measurement of the right-of-use asset and lease liability as the Company does not separate lease and non-lease components. Variable lease payments are generally not included in the measurement of the right-of-use asset and lease liability and are recorded as lease expense in the period incurred. Short-term leases of 12 months or less are expensed in conjunction with the Company's short-term policy election.
The Company's operating leases may include renewal or termination options. Options to extend or terminate leases are excluded from balance sheet recognition until the options are reasonably certain to be exercised. The Company only included executed options to extend its leases in its calculation of ROU assets and lease liabilities at December 31, 2022.

Operating lease right-of-use assets and lease liabilities were as follows:

	December 31,
(in thousands)	2022	2021
Assets:
Right-of-use assets, operating, net	$96,465	$81,646

Liabilities:
Operating lease liabilities, current portion	$14,043	$12,520
Operating lease liabilities, non-current	87,692	71,357
Total	$101,735	$83,877
The components of the lease costs for the years ended December 31, 2022 and 2021 were as follows:

	For the Years Ended December 31,
(in thousands)	2022	2021
Operating lease costs	$19,921	$13,086
Variable lease costs	3,073	2,853
Total rent expense for operating leases under Topic 840 was $7.6 million for the year ended December 31, 2020.
Supplemental cash flow information relating to our leases for the years ended December 31, 2022 and 2021 was as follows:

	For the Years Ended December 31,
(in thousands)	2022	2021
Cash paid for amounts included in measurement of lease liabilities:
Operating cash flows used in operating leases	$17,125	$11,562

Operating lease non-cash items:
Right-of-use assets obtained in exchange for operating lease liabilities	$24,910	$86,524
Right-of-use assets increased through lease modifications and reassessments	5,905	6,131
Weighted average remaining lease terms and discount rates were as follows:

	December 31,
	2022	2021
Operating leases:
Remaining lease term	6.2 years	6.6 years
Discount rate	5.1%	3.6%

Future minimum lease payments under non-cancelable operating lease agreements at December 31, 2022 were as follows:

(in thousands)	Minimum Future Lease Payments
For the years ending December 31,
2023	$18,776
2024	19,353
2025	18,592
2026	17,093
2027	16,157
Thereafter	30,251
Total minimum lease payments	120,222
Less: amounts representing interest or imputed interest	(18,487)
Present value of lease liabilities	$101,735
13. Stockholders’ Equity and Noncontrolling Interest
Capital Stock
BRP Group’s certificate of incorporation authorized capital stock consisting of 300 million shares of Class A common stock with a par value $0.01 per share, 100 million shares of Class B common stock with a par value of $0.0001 per share, and 50 million shares of preferred stock with a par value of $0.01 per share.

The following table shows a rollforward of our common stock outstanding for the prior three years:

	Class A Common Stock	Class B Common Stock
Shares issued at December 31, 2019	19,362,984	43,257,738
Shares issued to the public in follow-on offerings	23,287,500	—
Shares redeemed in connection with follow-on offerings	—	(4,091,667)
Shares issued in connection with Partnerships	1,415,837	11,004,696
Redemption of Class B shares of common stock for Class A Shares	253,599	(253,599)
Common stock and restricted stock grants under Omnibus Plan, net of forfeitures and shares withheld for taxes	633,246	—
Shares repurchased	—	(88,785)
Shares issued at December 31, 2020	44,953,166	49,828,383
Shares issued to the public in follow-on offerings	9,200,000	—
Shares issued in connection with Partnerships	1,053,190	7,441,139
Common stock and restricted stock grants under Inducement Plan, net of forfeitures and shares withheld for taxes	1,558,694	—
Common stock and restricted stock grants under Omnibus Plan, net of forfeitures and shares withheld for taxes	906,338	—
Redemption of Class B shares of common stock for Class A shares	931,471	(931,471)
Shares issued at December 31, 2021	58,602,859	56,338,051
Shares issued in connection with Partnerships	226,338	—
Common stock and restricted stock grants under Inducement Plan, net of forfeitures and shares withheld for taxes	(7,593)	—
Common stock and restricted stock grants under Omnibus Plan, net of forfeitures and shares withheld for taxes	784,630	—
Redemption of Class B shares of common stock for Class A shares	1,841,134	(1,841,134)
Equity issued in satisfaction of a liability	—	29,430
Forfeiture of unvested Class B shares	—	(21,429)
Shares issued at December 31, 2022	61,447,368	54,504,918
Class A Common Stock
Shareholders of BRP Group’s Class A common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors, although they do not have cumulative voting rights in the election of directors. Shareholders of Class A common stock are entitled to receive dividends when and if declared by our board of directors, subject to any restrictions on the payment of dividends.
Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the shareholders of Class A common stock will be entitled to receive pro rata our remaining assets available for distribution.
Class B Common Stock
The Class B common stock can be exchanged (together with a corresponding number of LLC Units) for shares of Class A common stock on a one-for-one basis, subject to certain restrictions, and the shares of Class B common stock will be canceled on a one-for-one basis with the redemption or exchange. Except for transfers to us pursuant to the Amended LLC Agreement or to certain permitted transferees, the holders of LLC Units are not permitted to sell, transfer or otherwise dispose of any LLC Units or shares of Class B common stock.

Each share of Class B common stock entitles the stockholder to one vote per share on all matters submitted to a vote of our stockholders. If at any time the ratio at which LLC Units are redeemable or exchangeable for shares of Class A common stock changes from one-for-one, the number of votes to which Class B common stockholders are entitled will be adjusted accordingly. Class B common stockholders will vote together with Class A common stockholders as a single class on all matters on which stockholders are entitled to vote generally, except as otherwise required by law. Class B common stockholders do not have cumulative voting rights in the election of directors, nor do they have any right to receive dividends or to receive a distribution upon a liquidation or winding up of BRP Group.
Noncontrolling Interest
BRP Group is the sole managing member of BRP. As such, BRP Group consolidates BRP in its consolidated financial statements, resulting in a noncontrolling interest related to the LLC Units held by BRP’s LLC Members in its consolidated financial statements.
The following table summarizes the ownership interest in BRP:

	December 31, 2022		December 31, 2021
	LLC Units	Percentage	LLC Units	Percentage
Interest in BRP held by BRP Group	61,447,368	53%	58,602,859	51%
Noncontrolling interest in BRP held by BRP’s LLC Members	54,504,918	47%	56,338,051	49%
Total	115,952,286	100%	114,940,910	100%
Stockholders Agreement
We are a party to a Stockholders Agreement entered into in connection with the initial public offering with the Pre-IPO LLC Members. Pursuant to the terms of the Stockholders Agreement, so long as the Pre-IPO LLC Members and their permitted transferees (collectively, the “Holders”) beneficially own at least 10% of the aggregate number of outstanding shares of our common stock (the “Substantial Ownership Requirement”), the Holders have approval rights over certain transactions and actions taken by us and BRP, including, a merger, consolidation or sale of all or substantially all of the assets of BRP and its subsidiaries; any dissolution, liquidation or reorganization (including filing for bankruptcy) of BRP and its subsidiaries or any acquisition or disposition of any asset for consideration in excess of 5% of our and our subsidiaries' total assets on a consolidated basis; the incurrence, guarantee, assumption or refinancing of indebtedness, or grant of a security interest, in excess of 10% of total assets (or that would cause aggregate indebtedness or guarantees thereof to exceed 10% of total assets); the issuance of certain additional equity interests of the Company, BRP or any of their subsidiaries in an amount exceeding $10 million (other than pursuant to an equity incentive plan that has been approved by our board of directors); the establishment or amendment of any equity, purchase or bonus plan for the benefit of employees, consultants, officers or directors; any capital or other expenditure in excess of 5% of total assets; the declaration or payment of dividends on Class A common stock or distributions by BRP on LLC Units other than tax distributions as defined in the Amended LLC Agreement; changing the number of directors on our board of directors; hiring, termination or replacement of, establishment of compensation (including benefits) payable to, or making other significant decisions involving, our or BRP's senior management and key employees, including our Chief Executive Officer, including entry into or modification of employment agreements, adopting or modifying plans relating to any incentive securities or employee benefit plans or granting incentive securities or benefits under any existing plans; changing our or BRP’s jurisdiction of incorporation; changing the location of our or BRP’s headquarters; changing our or BRP’s name; changing our or BRP’s fiscal year; changing our public accounting firm; amendments to our or BRP’s governing documents; and adopting a shareholder rights plan. Furthermore, the Stockholders Agreement provides that, for so long as the Substantial Ownership Requirement is met, the Holders may designate the nominees for a majority of the members of our board of directors, including the Chairman of our board of directors.
14. Related Party Transactions
The Company previously had an advisor incentive liability with one of its Risk Advisors. Refer to Note 2 for additional information regarding this related party transaction.
Due to/from Related Parties
Due from related parties totaling $0.1 million and $1.7 million at December 31, 2022 and 2021, respectively, consists of receivables due from Partners for post-closing cash requirements in accordance with Partnership agreements.

Related party notes payable of $1.5 million and $61.5 million at December 31, 2022 and 2021, respectively, relate to the settlement of contingent earnout consideration for certain of the Company's Partners.
Commission Revenue
The Company serves as a broker for Holding Company of the Villages, Inc. (“The Villages”), a significant shareholder, and certain affiliated entities. Commission revenue recorded as a result of transactions with The Villages was $2.1 million, $1.8 million and $1.1 million, for the years ended December 31, 2022, 2021 and 2020, respectively.
The Company serves as a broker for certain entities in which a member of our board of directors has a material interest. Commission revenue recorded as a result of these transactions was $0.3 million for each of the years ended December 31, 2022 and 2021, and $0.5 million for the year ended December 31, 2020.
Commissions and Consulting Expense
Two brothers of Lowry Baldwin, our Board Chair, collectively received approximately $0.6 million from the Company in Risk Advisor commissions during each of the years ended December 31, 2022, 2021 and 2020.
The Company has a consulting agreement with Accenture, with which an independent member of our board of directors holds an executive leadership position. Consulting expense recorded as a result of this transaction was $1.2 million for the year ended December 31, 2022.
Rent Expense
The Company has various agreements to lease office space from wholly-owned subsidiaries of The Villages. Rent expense ranges from approximately $3,000 to $13,000 per month, per lease. Lease agreements expire on various dates through December 2027. Total rent expense incurred with respect to The Villages and its wholly-owned subsidiaries was approximately $0.4 million for the year ended December 31, 2022 and $0.5 million for each of the years ended December 31, 2021 and 2020. Total right-of-use assets and operating lease liabilities included on the Company's balance sheet related to The Villages were $1.7 million each at December 31, 2022.
The Company has various agreements to lease office space from other related parties. Rent expense ranges from approximately $1,000 to $59,000 per month, per lease. Lease agreements expire on various dates through December 2030. Total rent expense incurred with respect to other related parties was $3.8 million, $2.5 million and $1.5 million for the years ended December 31, 2022, 2021 and 2020, respectively. Total right-of-use assets and operating lease liabilities included on the Company's balance sheets related to these agreements were $15.0 million and $15.4 million, respectively, at December 31, 2022 and $17.9 million and $18.2 million, respectively, at December 31, 2021.
Other
Lowry Baldwin, our Board Chair, paid $0.3 million of BRP's commitment to the University of South Florida (“USF”) during the year ended December 31, 2022. Refer to Note 20 for additional information on this commitment.
15. Share-Based Compensation
Omnibus Incentive Plan and Partnership Inducement Award Plan
On October 24, 2019, the Company adopted the BRP Group, Inc. Omnibus Incentive Plan (the “Omnibus Plan”) and on November 27, 2020, the Company adopted the BRP Group, Inc. Partnership Inducement Award Plan (the “Inducement Plan” and collectively with the Omnibus Plan, the “Plans”) to motivate and reward Colleagues and certain other individuals to perform at the highest level and contribute significantly to the Company’s success, thereby furthering the best interests of BRP Group’s shareholders. The Plans permit the grant of both nonqualified and incentive stock options, stock appreciation rights, restricted stock awards (“RSAs”), restricted stock unit awards (“RSUs”), other performance awards (including performance-based RSUs (“PSUs”) issued in connection with the Long-Term Incentive Plan (“LTIP”) for executives), cash-based awards and share-based awards to the Company’s directors, officers, Colleagues and, solely with respect to the Omnibus Plan, consultants. The aggregate value of all compensation paid to a non-employee director under the Omnibus Plan in any calendar year may not exceed $250,000 and awards granted under the Inducement Plan require a minimum vesting period of one year.
The Plans are administered by the Compensation Committee, the members of which are independent members of the board of directors. The Compensation Committee assesses issuances under the Plans in the context of the Company's fully-diluted capital composition, which includes shares of Class A common stock and Class B common stock.

The total number of shares of Class A common stock authorized for issuance under the Omnibus Plan and Inducement Plan was 6,142,862 and 3,000,000, respectively, at December 31, 2022. Under the Omnibus Plan, the number of shares of Class A common stock reserved for issuance will increase on the first day of each fiscal year by the lesser of (i) 2% of the aggregate shares of Class A and Class B common stock outstanding on the last day of the immediately preceding fiscal year and (ii) such number of shares as determined by BRP Group’s board of directors. In accordance therewith, the number of authorized shares of Class A common stock reserved for issuance under the Omnibus Plan increased by 2,319,045 shares effective January 1, 2023.
At December 31, 2022, there were 1,224,470 and 1,448,899 shares of Class A common stock available for grant under the Omnibus Plan and Inducement Plan, respectively. The Company issues new shares of Class A common stock upon the grant of RSAs and the vesting of PSUs. During the year ended December 31, 2022, the Company made awards of RSAs, PSUs and fully-vested shares under the Plans to its non-employee directors, officers, Colleagues and consultants. Fully-vested shares issued to directors and officers during the year ended December 31, 2022 were vested upon issuance, while RSAs issued to Colleagues and consultants generally either cliff vest after 3 to 4 years or vest ratably over 3 to 5 years. The vesting of RSAs and PSUs issued to our executives is discussed below under Long-Term Incentive Plan.
The following table summarizes the activity for non-vested awards granted by the Company under the Plans:

	Shares	Weighted-Average Grant-Date Fair Value Per Share
Outstanding at December 31, 2019	330,244	$14.00
Granted	709,426	15.79
Vested and settled	(175,372)	12.09
Forfeited	(38,271)	14.40
Outstanding at December 31, 2020	826,027	15.92
Granted	2,758,207	31.72
Vested and settled	(279,494)	21.33
Forfeited	(89,009)	22.25
Outstanding at December 31, 2021	3,215,731	28.83
Granted	1,258,300	26.58
Vested and settled	(756,655)	28.24
Forfeited	(122,073)	26.75
Outstanding at December 31, 2022	3,595,303	28.26
Non-vested awards outstanding at December 31, 2022 that are expected to vest	2,871,927	28.35
The total fair value of shares that vested and settled during the years ended December 31, 2022, 2021 and 2020 was $21.4 million, $6.0 million, and $2.1 million, respectively. Non-vested awards outstanding at December 31, 2022 include 288,023 PSUs expected to vest, which have an aggregate intrinsic value of $7.2 million and a weighted-average remaining contractual term of 1.9 years.
Share-based compensation is recognized ratably over the vesting period of the respective awards and includes expense related to issuances under the Plans, MIU Conversion LLC Units (defined below) and advisor incentive awards. Share-based compensation also includes the portion of annual bonuses that are payable in fully vested shares of Class A common stock. The Company recognizes share-based compensation expense for the Plans net of actual forfeitures. The Company recorded share-based compensation expense of $47.4 million, $19.2 million and $7.7 million in connection with the Plans for the years ended December 31, 2022, 2021 and 2020, respectively, which is included in commissions, employee compensation and benefits expense in the consolidated statements of comprehensive loss. The Company had $75.4 million of total unrecognized compensation cost related to non-vested shares at December 31, 2022, which is expected to be recognized over a weighted-average period of 2.4 years.

Long-Term Incentive Plan
During the years ended December 31, 2022 and 2021, the Compensation Committee awarded the Company’s executive officers incentive compensation awards under the LTIP consisting of (i) PSUs with an aggregate target grant date value of $5.1 million and $3.1 million, respectively, and (ii) RSAs with an aggregate grant date value of $1.5 million and $1.0 million, respectively. The incentive compensation awards granted during the years ended December 31, 2022 and 2021 have an aggregate maximum value of $14.2 million and $8.8 million, respectively.
As part of the adoption of the LTIP each year, the Compensation Committee approves the form of PSU award agreement (the “Form PSU Award Agreement”) under the Company’s Omnibus Plan in connection with the granting of PSUs to its executive officers. The Form PSU Award Agreement provides for the granting of PSUs, which generally vest in the quarter following the end of a performance period of three years. The number of PSUs, if any, that will actually be earned pursuant to a PSU award will depend on the level of performance achieved with respect to applicable performance goals during the applicable performance period. The RSAs vest in equal annual installments over five years.
Valuation Assumptions
The fair value of the PSUs was estimated on the grant date using a Monte Carlo analysis to model the value of the PSUs using the following assumptions. Expected volatility is based on an average of implied volatility on the valuation date and the one-year historical volatility of BRP Group and publicly-traded companies within a peer group and the Russell 3000 Index. The risk-free interest rate is based on the U.S. Treasury rates in effect at the time of the grant. Expected term is based on the actual term of the awards. The assumptions used in calculating the fair value of the PSUs are set forth in the table below.

	For the Years Ended December 31,
	2022	2021
Expected volatility minimum	19%	18%
Expected volatility maximum	267%	172%
Risk-free interest rate	2.00%	0.27%
Expected term	2.8 years	2.7 years
Management Incentive Units
Management Incentive Units (“MIUs”) were non-voting units issued to certain senior management prior to October 2019. In connection with the Company's initial public offering in October 2019, all remaining MIUs were converted to restricted LLC Units (and corresponding shares of Class B common stock) (“MIU Conversion LLC Units”) that contain identical vesting conditions to the original MIU issuances. As such, no MIUs remain issued and outstanding. All remaining non-vested MIU Conversion LLC Units will vest according to time-based benchmarks.
There were 450,744, 467,237 and 609,500 MIU Conversion LLC Units that vested during the years ended December 31, 2022, 2021 and 2020, respectively. There are 429,747 non-vested MIU Conversion LLC Units that are expected to vest by December 31, 2023.
16. Retirement Plan
The Company sponsors a 401(k) retirement plan for Colleagues who meet specific age and service requirements. This plan allows for participants to make salary deferral contributions. Employer matching and profit-sharing contributions to this plan are discretionary. Company contributions were $11.4 million, $5.1 million and $1.3 million for the years ended December 31, 2022, 2021 and 2020, respectively.
17. Income Taxes
BRP Group is the sole managing member of BRP, which is treated as a partnership for U.S. federal, state and local income tax purposes. As a partnership, BRP is not subject to U.S. federal and certain state and local income taxes. Any taxable income or loss generated by BRP is passed through to and included in the taxable income or loss of its partners, including BRP Group, on a pro rata basis. BRP Group is subject to U.S. federal income taxes, in addition to state and local income taxes, with respect to BRP Group’s allocable share of income of BRP.

Components of income tax expense (benefit) include the following:

	For the Years Ended December 31,
(in thousands)	2022	2021	2020
Current
Federal	$18	$11	$—
State and local	693	3	—
Total current income tax expense	711	14	—
Deferred
Federal	(2)	4	(4)
State and local	6	1	(1)
Total deferred income tax expense (benefit)	4	5	(5)
Total income tax expense (benefit)	$715	$19	$(5)
Income tax expense (benefit) at the Company’s effective tax rate differed from the statutory tax rate as follows:

	For the Years Ended December 31,
(in thousands)	2022	2021	2020
Loss before income taxes	$(76,033)	$(58,101)	$(29,890)

Noncontrolling interest	9,415	7,072	4,415
Tax provision at statutory rate (21%)	(15,966)	(12,201)	(6,280)
Effect of:
Valuation allowance	8,787	6,942	3,383
State and local income tax	(2,659)	(2,403)	(1,215)
State rate change	824	(12)	(206)
True-up and adjustments	(502)	3	(157)
Meals and entertainment	291	86	110
MIU issuance	187	452	22
IRC 162(m)	152	435	—
Share-based compensation	124	(467)	(175)
Other	62	112	98
Total income tax expense (benefit)	$715	$19	$(5)
The following table summarizes the components of deferred tax assets and liabilities:

	December 31,
(in thousands)	2022	2021
Deferred tax assets
Investment in Partnerships	$86,871	$75,368
163(j) limitation carryforward	8,119	38
Net operating loss	6,313	6,018
Capitalized transaction costs	2,147	2,304
Charitable contributions	442	143
Total deferred tax assets	103,892	83,871
Less: valuation allowance	(103,892)	(83,871)
Net deferred tax assets	$—	$—

Deferred tax balances reflect the impact of temporary differences between the carrying amount of assets and liabilities and their tax basis and are stated at the tax rates in effect when the temporary differences are expected to be recovered or settled. The Company assessed the future realization of the tax benefit of its existing deferred tax assets and concluded that it is more likely than not that all of the deferred tax assets will not be realized in the future. As a result, the Company recorded a valuation allowance of $103.9 million and $83.9 million against its deferred tax assets at December 31, 2022 and 2021, respectively.
As of December 31, 2022, the Company has not recognized any uncertain tax positions, penalties, or interest as management has concluded that no such positions exist. The Company is subject to examination for tax years beginning with the year ended December 31, 2019. The Company is not currently subject to income tax audits in any U.S. or state jurisdictions for any tax year.
Tax Receivable Agreement
BRP makes an election under Section 754 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”) effective for each taxable year in which a redemption or exchange of LLC Units and corresponding Class B common stock for shares of Class A common stock occurs. Exchanges result in tax basis adjustments to the assets of BRP, which produce favorable tax attributes and reduce the amount of tax that BRP Group is required to pay. The Company has determined that it is more likely than not that these benefits will not be realized.
BRP Group entered into the Tax Receivable Agreement with BRP’s LLC Members that provides for the payment by BRP Group to BRP’s LLC Members of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that BRP Group actually realizes as a result of (i) any increase in tax basis in BRP assets resulting from (a) previous acquisitions by BRP Group of BRP’s LLC Units from BRP’s LLC Members, (b) the acquisition of LLC Units from BRP’s LLC Members using the net proceeds from any future offering, (c) redemptions or exchanges by BRP’s LLC Members of LLC Units and the corresponding number of shares of Class B common stock for shares of Class A common stock or cash or (d) payments under the Tax Receivable Agreement, and (ii) tax benefits related to imputed interest resulting from payments made under the Tax Receivable Agreement.
This payment obligation is an obligation of BRP Group and not of Baldwin Risk Partners, LLC. For purposes of the Tax Receivable Agreement, the cash tax savings in income tax will be computed by comparing the actual income tax liability of BRP Group (calculated with certain assumptions) to the amount of such taxes that BRP Group would have been required to pay had there been no increase to the tax basis of the assets of Baldwin Risk Partners, LLC as a result of the redemptions or exchanges and had BRP Group not entered into the Tax Receivable Agreement. Estimating the amount of payments that may be made under the Tax Receivable Agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. While the actual increase in tax basis, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including the timing of redemptions or exchanges, the price of shares of our Class A common stock at the time of the redemption or exchange, the extent to which such redemptions or exchanges are taxable and the amount and timing of our income. The Company accounts for the effects of these increases in tax basis and associated payments under the Tax Receivable Agreement arising from future redemptions or exchanges as follows:
•records an increase in deferred tax assets for the estimated income tax effects of the increases in tax basis based on enacted federal and state tax rates at the date of the redemption or exchange;
•to the extent it is estimated that the Company will not realize the full benefit represented by the deferred tax asset, based on an analysis that will consider, among other things, our expectation of future earnings, the Company reduces the deferred tax asset with a valuation allowance; and
•records 85% of the estimated realizable tax benefit (which is the recorded deferred tax asset less any recorded valuation allowance) as an increase to the liability due under the Tax Receivable Agreement and the remaining 15% of the estimated realizable tax benefit as an increase to additional paid-in capital.
All of the effects of changes in any of our estimates after the date of the redemption or exchange will be included in net income. Similarly, the effect of subsequent changes in the enacted tax rates will be included in net income.
18. Earnings (Loss) Per Share
Basic earnings (loss) per share is computed by dividing net income (loss) attributable to BRP Group by the weighted-average number of shares of Class A common stock outstanding during the period. Diluted earnings (loss) per share is computed giving effect to all potentially dilutive shares of common stock.

During the periods presented, potentially dilutive securities include restricted stock awards and shares of Class B common stock, which can be exchanged (together with a corresponding number of LLC Units) for shares of Class A common stock on a one-for-one basis. The following potentially dilutive securities were excluded from the Company's diluted weighted-average number of shares outstanding calculation for the periods presented as their inclusion would have been anti-dilutive.

	For the Years Ended December 31,
	2022	2021	2020
Non-vested restricted shares of Class A common stock	3,307,280	3,119,909	826,027
Shares of Class B common stock	54,504,918	56,338,051	49,828,383
The shares of Class B common stock do not share in the earnings or losses attributable to BRP Group, and therefore, are not participating securities. Accordingly, a separate presentation of basic and diluted earnings per share of Class B common stock under the two-class method has not been included.
The following is a calculation of the basic and diluted weighted-average number of shares of Class A common stock outstanding and basic and diluted loss per share for the periods presented.

	For the Years Ended December 31,
(in thousands, except per share data)	2022	2021	2020
Basic and diluted loss per share:
Loss attributable to BRP Group	$(41,772)	$(30,646)	$(15,696)
Shares used for basic loss per share:
Basic and diluted weighted-average shares of Class A common stock outstanding	56,825	47,588	27,176
Basic and diluted loss per share	$(0.74)	$(0.64)	$(0.58)
19. Fair Value Measurements
ASC Topic 820, Fair Value Measurement (“Topic 820”) established a framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy under Topic 820 are described below:
Level 1:    Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.
Level 2:    Inputs to the valuation methodology are quoted market prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.
Level 3:    Inputs to the valuation methodology are unobservable and significant to the fair value measurement.
The fair value measurement level for assets and liabilities within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

Assets and Liabilities Measured at Fair Value on a Recurring Basis
The following table summarizes the Company’s assets and liabilities measured at fair value on a recurring basis within each level of the fair value hierarchy:

	December 31,
(in thousands)	2022	2021
Level 2
Interest rate caps	$15,150	$6,338
Level 2 Assets	$15,150	$6,338
Level 3
Contingent earnout liabilities	$266,936	$258,589
Level 3 Liabilities	$266,936	$258,589
The fair value of interest rate caps was $15.2 million and $6.3 million at December 31, 2022 and 2021, respectively. The fair value of interest rate caps is determined using the market standard methodology of discounting the future expected cash receipts that would occur if variable interest rates rise above the strike rate of the caps. The variable interest rates used in the calculation of projected receipts on the cap are based on an expectation of future interest rates derived from observable market interest rate curves and volatilities.
Methodologies used for liabilities measured at fair value on a recurring basis within Level 3 of the fair value hierarchy at December 31, 2022 and 2021 are based on limited unobservable inputs. These methods may produce a fair value calculation that may not be indicative of the net realizable value or reflective of future fair values. Furthermore, while the Company believes its valuation methods are appropriate and consistent with other market participants, the use of methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.
The fair value of the contingent earnout liabilities is based on sales projections for the acquired entities, which are reassessed each reporting period. Based on the Company’s ongoing assessment of the fair value of its contingent earnout liability, the Company recorded a net increase in the estimated fair value of such liabilities of $32.3 million, $45.2 million and $20.4 million for the years ended December 31, 2022, 2021 and 2020, respectively. The Company has assessed the maximum estimated exposure to the contingent earnout liabilities to be $954.3 million at December 31, 2022.
The Company measures contingent earnout liabilities at fair value at each reporting period using significant unobservable inputs classified within Level 3 of the fair value hierarchy. The Company uses a probability weighted value analysis as a valuation technique to convert future estimated cash flows to a single present value amount. The significant unobservable inputs used in the fair value measurements are sales projections over the earnout period, and the probability outcome percentages assigned to each scenario. Significant increases or decreases to either of these inputs would result in a significantly higher or lower liability with a higher liability capped by the contractual maximum of the contingent earnout liabilities. Ultimately, the liability will be equivalent to the amount settled, and the difference between the fair value estimate and amount settled will be recorded in earnings for business combinations, or as a reduction of the cost of the assets acquired for asset acquisitions. Refer to Note 3 for additional information regarding contingent earnout consideration recorded in connection with business acquisitions.
The fair value of the contingent earnout liabilities is based on Monte Carlo simulations that measure the present value of the expected future payments to be made to Partners in accordance with the provisions outlined in the respective purchase agreements, which is a Level 3 fair value measurement. In determining fair value, the Company estimates the Partner’s future performance using financial projections developed by management for the Partner and market participant assumptions that were derived for revenue growth, the number of rental units tracked or the insured value of sourced homeowners insurance. Revenue growth rates generally ranged from 8% to 35% at December 31, 2022 and from 5% to 22% at December 31, 2021. The Company estimates future payments using the earnout formula and performance targets specified in each purchase agreement and these financial projections. These payments are discounted to present value using a risk-adjusted rate that takes into consideration market-based rates of return that reflect the ability of the Partner to achieve the targets. These discount rates generally ranged from 6.50% to 18.00% at December 31, 2022 and from 5.00% to 15.50% at December 31, 2021. Changes in financial projections, market participant assumptions for revenue growth and profitability, or the risk-adjusted discount rate, would result in a change in the fair value of contingent consideration.

The following table sets forth a summary of the changes in the fair value of the Company’s contingent earnout liabilities, which are measured at fair value on a recurring basis utilizing Level 3 assumptions in their valuation:

	For the Years Ended December 31,
(in thousands)	2022	2021
Balance at beginning of year	$258,589	$164,819
Fair value of contingent consideration issuances(1)	14,918	122,622
Change in fair value of contingent consideration	32,307	45,196
Settlement of contingent consideration(2)	(38,878)	(74,048)
Balance at end of year	$266,936	$258,589
__________
(1)    During the year ended December 31, 2021, the Company recorded measurement period adjustments relating to businesses acquired in the fourth quarter of 2020. These adjustments decreased contingent earnout liabilities by $4.7 million, which offsets issuances of $127.3 million from business combinations for the period.
(2)    The Company settled $2.1 million and $61.5 million of its contingent earnout liabilities through the issuance of related party notes payable and reduction of related party notes receivable during the years ended December 31, 2022 and 2021, respectively.
Fair Value of Other Financial Instruments
The fair value of long-term debt and the revolving line of credit is based on an estimate using a discounted cash flow analysis and current borrowing rates for similar types of borrowing arrangements. The carrying amount and estimated fair value of long-term debt and the revolving line of credit were as follows:

	Fair Value Hierarchy	December 31, 2022		December 31, 2021
		Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Long-term debt(1)	Level 2	$838,114	$816,155	$846,623	$870,120
Revolving line of credit	Level 2	505,000	476,304	35,000	33,968
__________
(1)    The carrying amount of the long-term debt does not reflect unamortized debt discount and issuance costs of $19.7 million and $23.5 million at December 31, 2022 and 2021, respectively, which are netted against long-term debt on the consolidated balance sheets.
20. Commitments and Contingencies
In April 2022, BRP made a commitment to USF to donate a total of $5.3 million through October 2028, of which $4.7 million remains outstanding as of December 31, 2022. The gift will provide support for the School of Risk Management and Insurance in the USF Muma College of Business. It is currently anticipated that Lowry Baldwin, our Board Chair, will fund half of the amounts to be donated by BRP.
Legal
The Company is involved in various claims and legal actions arising in the ordinary course of business. A liability is recorded when a loss is considered probable and is reasonably estimable in accordance with GAAP. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s consolidated financial position, results of operations or liquidity.
During the year ended December 31, 2022, the Company entered into negotiations to settle one or more disputes relating to alleged restrictive covenant violations on the part of certain of its Risk Advisors. The Company has subsequently settled the disputes for $1.7 million, which amount was accrued as a component of other operating expenses in the consolidated statements of comprehensive loss. The contingencies were subsequently satisfied in the first quarter of 2023.

21. Segment Information
The Company completed a strategic review of its organizational structure in January 2023 and determined that the chief operating decision maker, the chief executive officer, would change the way he manages and operates the Company’s MainStreet and Medicare businesses. Effective in the first quarter of 2023, the chief executive officer reviews the Medicare and Mainstreet businesses on a combined basis as one operating segment, also determined to be an Operating Group, Mainstreet Insurance Solutions, which is used by the chief executive officer to make decisions about the resources to be allocated to the Operating Group and to assess its performance. In addition, the Middle Market and Specialty Operating Groups were rebranded as Insurance Advisory Solutions and Underwriting, Capacity & Technology Solutions, respectively, effective in the first quarter of 2023.
Effective in the first quarter of 2023, BRP Group’s business is divided into three Operating Groups: Insurance Advisory Solutions, UCTS and Mainstreet Insurance Solutions.
•The Insurance Advisory Solutions Operating Group provides expertly-designed commercial risk management, employee benefits solutions and private risk management for mid-to-large size businesses and high net worth individuals, as well as their families.
•The UCTS Operating Group consists of two distinct businesses. Our specialty wholesale broker businesses deliver specialty insurers, professionals, individuals and niche industry businesses expanded access to exclusive specialty markets, capabilities and programs requiring complex underwriting and placement. UCTS also houses our MGA of the Future platform, in which we manufacture proprietary, technology-enabled insurance products that are then distributed (in many instances via technology and/or API integrations) internally via our Risk Advisors across our other Operating Groups and externally via select distribution partners, with a focus on sheltered channels where our products deliver speed, ease of use and certainty of execution, an example of which is our national embedded renters insurance product sold at point of lease via integrations with property management software providers.
•The Mainstreet Insurance Solutions Operating Group offers personal insurance, commercial insurance and life and health solutions to individuals and businesses in their communities. The Mainstreet Insurance Solutions Operating Group also offers consultations for government assistance programs and solutions, including traditional Medicare, Medicare Advantage and Affordable Care Act, to seniors and eligible individuals, through a network of primarily independent contractor agents.
In all of our Operating Groups, the Company generates commissions and fees from insurance placement under both agency bill and direct bill arrangements. In addition, the Company generates profit sharing income in each of those Operating Groups based on either the underlying book of business or performance, such as loss ratios.
In the Insurance Advisory Solutions and UCTS Operating Groups, the Company generates fees from service fee and consulting arrangements. Service fee arrangements are in place with certain customers in lieu of commission arrangements.
In the Mainstreet Insurance Solutions Operating Group, the Company generates commissions and fees from marketing income, which is earned through co-branded Medicare marketing campaigns with the Company’s Insurance Company Partners.
The Company’s chief operating decision maker, the chief executive officer, uses net income (loss) and net income (loss) before interest, taxes, depreciation, amortization, and one-time transactional-related expenses or non-recurring items to manage resources and make decisions about the business.
Summarized financial information concerning the Company’s Operating Groups is shown in the following tables. The Corporate and Other non-reportable segment includes any expenses not allocated to the Operating Groups and corporate-related items, including related party and third-party interest expense. Intersegment revenue and expenses are eliminated through the Corporate and Other column. Service center expenses and other overhead are allocated to the Company’s Operating Groups based on either revenue or headcount as applicable to each expense.

	For the Year Ended December 31, 2022
(in thousands)	Insurance Advisory Solutions	Underwriting, Capacity & Technology Solutions	Mainstreet Insurance Solutions	Corporate and Other	Total
Revenues:
Commissions and fees(1)	$558,776	$307,748	$157,038	$(42,842)	$980,720

Operating expenses:
Commissions, employee compensation and benefits(1)	385,492	218,859	97,732	17,362	719,445
Other operating expenses	73,638	31,313	25,702	43,055	173,708
Amortization	50,209	16,946	14,578	5	81,738
Change in fair value of contingent consideration	26,429	5,354	524	—	32,307
Depreciation	1,476	615	278	2,251	4,620
Total operating expenses	537,244	273,087	138,814	62,673	1,011,818

Operating income (loss)	21,532	34,661	18,224	(105,515)	(31,098)

Other income (expense):
Interest income (expense), net	232	—	30	(71,334)	(71,072)
Other income (expense), net	265	(371)	(2)	26,245	26,137
Total other income (expense)	497	(371)	28	(45,089)	(44,935)

Income (loss) before income taxes	22,029	34,290	18,252	(150,604)	(76,033)
Income tax expense	—	—	—	715	715
Net income (loss)	$22,029	$34,290	$18,252	$(151,319)	$(76,748)

Capital expenditures	$1,738	$5,655	$3,018	$11,568	$21,979
	At December 31, 2022
Total assets	$2,240,483	$616,117	$530,504	$75,078	$3,462,182
__________
(1)    During the year ended December 31, 2022, the Insurance Advisory Solutions Operating Group recorded intercompany commissions and fees from activity with the UCTS Operating Group of $1.7 million; the UCTS Operating Group recorded intercompany commissions and fees from activity with itself of $3.7 million; and the Mainstreet Insurance Solutions Operating Group recorded intercompany commissions and fees from activity with all Operating Groups of $37.4 million. Intercompany commissions and fees and intercompany commissions, employee compensation and benefits expense are eliminated through Corporate and Other.

	For the Year Ended December 31, 2021
(in thousands)	Insurance Advisory Solutions	Underwriting, Capacity & Technology Solutions	Mainstreet Insurance Solutions	Corporate and Other	Total
Revenues:
Commissions and fees(1)	$363,822	$144,455	$61,736	$(2,723)	$567,290

Operating expenses:
Commissions, employee compensation and benefits(1)	234,652	102,824	39,193	23,381	400,050
Other operating expenses	50,037	13,716	10,259	28,150	102,162
Amortization	34,056	11,326	3,333	5	48,720
Change in fair value of contingent consideration	32,735	11,881	580	—	45,196
Depreciation	1,483	184	345	776	2,788
Total operating expenses	352,963	139,931	53,710	52,312	598,916

Operating income (loss)	10,859	4,524	8,026	(55,035)	(31,626)

Other income (expense):
Interest income (expense), net	(150)	(2)	1	(26,748)	(26,899)
Other income (expense), net	573	(38)	(4)	(107)	424
Total other income (expense)	423	(40)	(3)	(26,855)	(26,475)

Income (loss) before income taxes	11,282	4,484	8,023	(81,890)	(58,101)
Income tax expense	—	—	—	19	19
Net income (loss)	$11,282	$4,484	$8,023	$(81,909)	$(58,120)

Capital expenditures	$949	$590	$191	$3,591	$5,321
	At December 31, 2021
Total assets	$2,142,485	$549,662	$117,794	$66,366	$2,876,307
__________
(1)    During the year ended December 31, 2021, the Insurance Advisory Solutions Operating Group recorded intercompany commissions and fees from activity with the UCTS Operating Group of $1.5 million; the UCTS Operating Group recorded intercompany commissions and fees from activity with itself of $0.2 million; and the Mainstreet Insurance Solutions Operating Group recorded intercompany commissions and fees from activity with all Operating Groups of $1.1 million. Intercompany commissions and fees and intercompany commissions, employee compensation and benefits expense are eliminated through Corporate and Other.

	For the Year Ended December 31, 2020
(in thousands)	Insurance Advisory Solutions	Underwriting, Capacity & Technology Solutions	Mainstreet Insurance Solutions	Corporate and Other	Total
Revenues:
Commissions and fees(1)	$103,393	$88,876	$49,681	$(1,031)	$240,919

Operating expenses:
Commissions, employee compensation and benefits(1)	66,303	67,189	28,741	11,881	174,114
Other operating expenses	16,319	5,746	7,944	18,051	48,060
Amortization	7,037	9,131	2,862	8	19,038
Change in fair value of contingent consideration	143	16,707	3,666	—	20,516
Depreciation	586	167	304	72	1,129
Total operating expenses	90,388	98,940	43,517	30,012	262,857

Operating income (loss)	13,005	(10,064)	6,164	(31,043)	(21,938)

Other income (expense):
Interest income (expense), net	46	—	4	(7,907)	(7,857)
Other expense, net	(66)	(28)	—	(1)	(95)
Total other income (expense)	(20)	(28)	4	(7,908)	(7,952)

Income (loss) before taxes	12,985	(10,092)	6,168	(38,951)	(29,890)
Income tax benefit	—	—	—	(5)	(5)
Net income (loss)	$12,985	$(10,092)	$6,168	$(38,946)	$(29,885)

Capital expenditures	$629	$77	$269	$4,494	$5,469
__________
(1)    During the year ended December 31, 2020, the Insurance Advisory Solutions Operating Group recorded intercompany commissions and fees revenue from activity with the UCTS Operating Group of $0.5 million; and the Mainstreet Insurance Solutions Operating Group recorded intercompany commissions and fees revenue from activity with the Insurance Advisory Solutions Operating Group and itself of $0.5 million. Intercompany commissions and fees and intercompany commissions, employee compensation and benefits expense are eliminated through Corporate and Other.
22. Subsequent Events
The Company completed a strategic review of its organizational structure in January 2023 and determined that the chief operating decision maker, the chief executive officer, will change the way he manages and operates the MainStreet and Medicare reportable segments. Beginning in January 2023, the MainStreet and Medicare reportable segments will be combined under one single operating segment, Mainstreet Insurance Solutions, which will be the operating segment used by the chief executive officer to make decisions about the resources to be allocated to the segment and to assess its performance. In addition, the Middle Market and Specialty reportable segments will be rebranded as Insurance Advisory Solutions and Underwriting, Capacity & Technology Solutions, respectively. As of December 31, 2022, this realignment has not yet been reflected within the Company’s financial statements. Quarterly Reports on Form 10-Q for the 2023 periods will include a revision of the MainStreet and Medicare reportable segments as the new Mainstreet Insurance Solutions reportable segment and corresponding information for prior periods will be retrospectively revised to reflect this change in reportable segments, as well as the rebranding.